UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Kubota Pharmaceutical Holdings Co., Ltd.

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Dear Shareholders,

We wish to extend our sincere gratitude for your continued support.

This document has been sent in order to notify you of the Ordinary General Meeting of Shareholders for the Fiscal Year 2016, which will be convened on Thursday, May 25, 2017. Included in the material is an overview of Kubota Pharmaceutical Holdings Co., Ltd.’s business operations during fiscal 2016 as well as a summary of its future initiatives.

May 9, 2017

Ryo Kubota, Representative Executive Officer,

Chairman, President and Chief Executive Officer, Member of the Board

(Stock Code: 4596)

May 9, 2017

To Our Shareholders

Yebisu Garden Place Tower 18F

4-20-3 Ebisu, Shibuya-ku Tokyo 150-6018 Japan

Kubota Pharmaceutical Holdings Co., Ltd.

Dr. Ryo Kubota

Representative Executive Officer, Chairman, President and Chief Executive Officer,

Member of the Board

NOTICE OF CONVOCATION

OF THE ORDINARY GENERAL MEETING OF SHAREHOLDERS

FOR THE FISCAL YEAR 2016

Dear Shareholders,

You are cordially invited to attend the Ordinary General Meeting of Shareholders for the Fiscal Year 2016 of Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”).

If you are unable to attend the meeting, you are requested to review the attached reference materials and to exercise your voting rights, indicating your approval or disapproval of each of the proposals put forward for resolution, by no later than 5:00 PM on Wednesday, May 24, 2017, using either of the methods listed below.

Exercise of Voting in Writing	Exercise of Voting via the Internet
Please complete and send by return mail the enclosed Voting Right Exercise Form indicating your approval or disapproval to each of the proposals put forward for resolution.	Please access the website (http://www.evote.jp) as identified on page 3 titled “Instructions for the Exercise of Voting Rights via the Internet,” in which you may indicate your approval or disapproval of each agenda item. The pertinent procedures are outlined on the above-referred page.

This notice and the accompanying materials are being provided by the Company and are expected to be first mailed to shareholders on or about May 9, 2017 (Japan Standard Time “JST”). The costs of preparing and mailing the meeting materials and matters related to obtaining the requisite votes for the proposed agenda items will be borne by the Company.

The Record Date is February 28, 2017. As of the Record Date, there were 37,911,040 shares of common stock outstanding held of record by 12,962 holders.

Particulars

1. Meeting Date and Time: Thursday, May 25, 2017 at 2:00 PM (JST) (entry begins at 1:00 PM (JST))

2. Meeting Venue: Tokyo Stock Exchange TSE Hall (2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo 103-8224, Japan)

3. Meeting Agenda:

Tabling of Reports

Tabling of the Business Report, Consolidated and Non-Consolidated Financial Statements (Keisan Shorui), Independent Auditor’s Report and the Audit Committee’s Report on Consolidated Financial Statements for the 2nd fiscal year (from January 1, 2016 to December 31, 2016).

Matters for Resolution

Agenda 1. Amendment to a Part of the Articles of Incorporation

Agenda 2. The Election of Five (5) Directors Named in These Materials

1.	Shareholders attending the meeting on May 25, 2017 are requested to submit the enclosed Voting Rights Exercise Form at the front desk of the meeting venue.

2.	The following items are posted on the Company’s Website (http://www.kubotaholdings.co.jp/en/ir/shareholders/index.html) and therefore are not included in the Notice of Convocation of the Ordinary General Meeting of Shareholders for the Fiscal Year 2016, in accordance with laws and Article 14 of Kubota Pharmaceutical Holdings Co., Ltd.’s Articles of Incorporation.

(1)	Consolidated Statement of Stockholders’ Equity

(2)	Notes to Consolidated Financial Statements

(3)	Statement of Stockholders’ Equity

(4)	Notes to Non-Consolidated Financial Statements

Statements to be audited, including relevant notes to be disclosed on the Company’s Website, have been duly audited by the Audit Committee and Independent Auditor.

3.	Please kindly take note that amendments to reference materials, the Business Report and the Consolidated and Non-Consolidated Financial Statements will be posted on the Company’s Website (http://www.kubotaholdings.co.jp/en/ir/shareholders/index.html).

Instructions for the Exercise of Voting Rights via the Internet

If you exercise your voting rights via the Internet, please check the following prior to doing so.

If you are attending the meeting, it is unnecessary to exercise your voting rights by mailing or via the Internet, etc.

1.	Exercise of Voting Rights Website

(1)	Exercise of your voting rights via the Internet is possible only by accessing the Exercise of Voting Rights Website that is designated by the Company (http://www.evote.jp/), from a computer, smartphone, and/or mobile phone (i-mode, EZweb, or Yahoo! Keitai). (Please note that operation stops from 2:00 a.m. to 5:00 a.m. (JST) each day)

(2)	The exercise of voting rights on the Exercise of Voting Rights Website for computers or smartphones may not be possible in certain operating environments due to factors including the use of a firewall when accessing the Internet, the use of antivirus software and/or the use of a proxy server.

(3)	To exercise your voting rights on mobile phones, please use i-mode, EZweb, or Yahoo! Keitai services. For security reasons, you cannot vote by a mobile phone which does not have functions of TLS encrypted transmission or transmission of phone ID information.

(4)	If you have any questions, please contact our Help Desk listed on the next page. (Note) “i-mode”, “EZweb”, and “Yahoo!” are trademarks or registered trademarks of NTT DoCoMo Inc., KDDI Corporation and Yahoo! Inc. respectively.

2.	Exercise of Voting Rights via the Internet

(1)	On the website for exercise of voting rights (http://www.evote.jp/), please use the log-in ID and temporary password given on your Voting Rights Exercise Form and follow the on-screen instructions to indicate your approval or disapproval of each proposal.

(2)	To prevent unauthorized access by persons who are not qualified shareholders (“impersonation”) and manipulation of voting details, please be aware that shareholders using this site will be asked to change their temporary passwords.

(3)	Every time the Annual General Meeting of Shareholders is convened, new log-in IDs and temporary passwords will be issued.

3.	Cost Incurred in Accessing the Exercise of Voting Rights Website

The costs incurred when accessing the voting website, such as Internet access fees and telephone charges, will be borne by shareholders. Also, fees required to use mobile phones, such as packet transmission fees, will be borne by shareholders.

Note: Shareholders may decide to change the vote by exercising voting rights through the Internet. In the case where a shareholder exercises both postal and electronic votes in a conflicting manner, the electronic vote shall prevail. In the case where a shareholder exercises multiple votes in a conflicting manner, the final vote shall prevail. Shareholders voting through a broker or custodian should follow procedures set out by their broker or custodian.

For inquiries about the system and other matters, contact:

Securities Business Division (Help Desk), Mitsubishi UFJ Trust and Banking

Corporation Phone: (0120) 173-027 (Toll Free) (available from 9:00 a.m. to 9:00 p.m.)

(Japan Standard Time)

Reference Materials for the Ordinary General Meeting of Shareholders for the Fiscal Year 2016

Reference Items

Agenda 1: Amendment to a Part of the Articles of Incorporation

1. Reason for the Amendment

To reflect the change in location of the Company’s head office, which relocation is being undertaken in order to improve the efficiency of the administration of the head office.

2. Particulars of the Amendment

(Part to be amended is underlined)

Current Articles of Incorporation	Proposed Amendment
Chapter 1 General Provisions	Chapter 1 General Provisions

Article 3 Location of Head Office The Company’s head office shall be located in Shibuya-ku, Tokyo.	Article 3 Location of Head Office The Company’s head office shall be located in Chiyoda-ku, Tokyo.

(omitted)	(omitted)

(newly added)_	Supplementary Provisions

Article 1: A change in Article 3 (Location of Head Office) shall become effective on June 1, 2017 and this Article 1 of Supplementary Provisions shall be deleted on the same date.

To approve the amendment to a part of the Articles of Incorporation, votes in favor must be cast by two-thirds or more of the voting rights of the shareholders present at the meeting where the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

The Board of Directors recommends a vote FOR the amendment.

Agenda 2: Election of Five (5) Directors Named in These Materials

The terms of office with all the Company’s Directors (five members) will expire at the end of this Ordinary General Meeting of Shareholders. Therefore, Kubota Pharmaceutical Holdings Co., Ltd. is to submit an agenda item concerning the election of five Directors named in these materials, including four Outside Directors, in line with a decision made by the Nominating Committee.

Details of the candidates are as follows:

No.	Name	Current major positions and assignments at the Company	Status of attendance at Board of Directors’ meetings
1	Ryo Kubota	Representative Executive Officer, Chairman, President and Chief Executive Officer, Member of the Board of Directors, Chairman of the Nominating Committee	100% (8 out of 8 meetings)

2	Shintaro Asako	Outside Member of the Board of Directors, Chairman of the Audit Committee, Member of the Compensation Committee	100% (8 out of 8 meetings)
3	Shiro Mita	Outside Member of the Board of Directors, Member of the Nominating Committee, Member of the Audit Committee	100% (8 out of 8 meetings)
4	Eisaku Nakamura	Outside Member of the Board of Directors, Member of the Nominating Committee, Member of the Compensation Committee	100% (8 out of 8 meetings)
5	Robert Takeuchi	Outside Member of the Board of Directors, Chairman of the Compensation Committee, Member of the Audit Committee	100% (8 out of 8 meetings)

Note: Kubota Pharmaceutical Holdings Co., Ltd. held eight Board of Directors meetings during fiscal year 2016. During 2016, each of the members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees on which he served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of shareholders, we encourage, but do not require, directors to attend. One of our five currently serving directors attended our 2016 annual meeting of shareholders.

To approve the election of five directors, votes in favor of each candidate must be cast by a majority of the voting rights of the shareholders present at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

The Board of Directors recommends a vote FOR each of the candidates listed above.

	Name (Date of Birth)	Career summary, major positions and assignments at the Company and important concurrent positions. * Indicates current position	The number of shares owned as of February 28, 2017
1	Ryo Kubota (October 18, 1966) (Reappointment)	June 2002: Establish Acucela Inc., Director* June 2002: Acucela Inc., President and CEO April 2005: Acucela Inc., Chairman of the Board June 2014: Visiting Professor at School of Medicine, Keio University* May 2015: Acucela Inc., Chairman President and CEO, Director* December 2015: Kubota Pharmaceutical Holdings Co., Ltd. (previously Acucela Japan KK) Chairman, President and CEO December 2016: Kubota Pharmaceutical Holdings Co., Ltd. Chairman, President and CEO*	10,250,654

Reasons for the nomination: Dr. Kubota serves as Chairman of the Board based on the perspective and experience he brings to our Board as President and Chief Executive Officer of Kubota Holdings and Acucela. He adds historical knowledge, scientific leadership, and ophthalmic industry expertise to our Board. Dr. Kubota is the founder of the Company, currently serving as Executive Chairman, President and CEO.

2	Shintaro Asako (June 14, 1974) (Reappointment)

August 1998: Arthur Anderson LLP

June 2002: KPMG LLP

July 2005: Medicinova Inc., Vice President of Finance and Accounting

November 2006: Medicinova Inc., CFO

November 2011: DeNA West, Vice President of Finance

January 2012: DeNA West, CFO

October 2013: DeNA West, CEO and CFO

May 2015: Acucela Inc., Outside Director*

March 2016: Kubota Pharmaceutical Holdings Co., Ltd., Outside Director*

February 2017: DeNA Corp, CEO and CFO*

April 2017: DeNA Co., Ltd. Executive Officer, Head of Corporate Unit*

Important concurrent position:

Acucela Inc., Outside Director

Chief Executive Officer and Chief Financial Officer, DeNA Corp

DeNA Co., Ltd. Executive Officer, Head of Corporate Unit

Term of service as Outside Director: 1 year

			800

Reasons for the nomination: Mr. Asako should serve as a member of our Board based on his strong executive management experience and a background in regulations for publicly listed companies both in the United States and Japan.

He also fulfills the requirements for Independent Directors under standards established by the Tokyo Stock Exchange and New York Stock Exchange.

3	Shiro Mita (August 2, 1951) (Reappointment)	June 1989: Santen Pharmaceutical Co., Ltd., Executive Director of R&D June 1995: Santen Pharmaceutical Co., Ltd.. Executive Director of Drug Discovery November 2000: M’s Science Corporation, President and CEO* May 2015: Acucela Inc., Outside Director* March 2016: Kubota Pharmaceutical Holdings Co., Ltd., Outside Director* Important concurrent position: Acucela Inc., Outside Director President and Chief Executive Officer, M’s Science Corporation Term of service as Outside Director: 1 year	200

Reasons for the nomination: Dr. Mita brings to the Board extensive experience in the biotechnology and pharmaceutical fields, both as a researcher and an executive officer.

He also fulfills the requirements for Independent Directors under standards established by the Tokyo Stock Exchange and New York Stock Exchange.

4	Eisaku Nakamura (July 1, 1961) (Reappointment)

April 2001: Brevono Corporation, President, CEO and Representative Director

May 2002: CanBas Corporation, Director

September 2006: Bio Sight Capital Co., Ltd, Director and General Manager

October 2010: Activus Pharma Co. Ltd., Director

September 2013: Koinobori Associates Inc., Corporate Director

May 2015: Acucela Inc., Outside Director*

March 2016: Kubota Pharmaceutical Holdings Co., Ltd., Outside Director*

January 2017: Koinobori Associates Inc., Corporate Auditor*

Important concurrent position:

Acucela Inc., Outside Director

Corporate Auditor, Koinobori Associates Inc.

Term of service as Outside Director : 1 year

800

Reasons for the nomination: Mr. Nakamura brings to the Board relevant investment management and capital markets experience, which we believe will be important as Kubota Holdings and its subsidiaries continue to grow.

He also fulfills the requirements for Independent Directors under standards established by the Tokyo Stock Exchange and New York Stock Exchange.

5	Robert Takeuchi (May 17, 1957) (Reappointment)

July 1988: Credit Suisse First Boston, Director of International Equity Sales

October 1996: SOFTBANK Finance, America Corporation, Treasurer and Secretary

March 1998: SOFTBANK Finance, America Corporation, President

October 2004: RT Consulting Inc., President*

December 2004: SBI Investment Co., Ltd., Director

April 2010: Quark Pharmaceuticals, Inc., Director

May 2015: Acucela Inc., Outside Director*

March 2016: Kubota Pharmaceutical Holdings Co., Ltd., Outside Director*

Important concurrent position:

Acucela Inc., Outside Director

President, RT Consulting, Inc.

Term of service as Outside Director: 1 year

—

Reasons for the nomination: Mr. Takeuchi brings to the Board significant capital market, private equity and investment advisory experience.

He also fulfills the requirements for Independent Directors under standards established by the Tokyo Stock Exchange and New York Stock Exchange.

Note: 1. Acucela Inc. is the Company’s wholly-owned subsidiary.

2. There is no specific interest between any of the candidates and the Company.

3. We do not appoint a full-time audit committee member. We believe that our current corporate governance structure is appropriate to the size and activities of the Company.

4. The summary of the Liability Limitation Agreement entered into with the outside directors are as follows:

We have entered into Liability Limitation Agreement with the current outside directors, including Messrs. Asako, Mita, Nakamura and Takeuchi in accordance with Article 427, Paragraph 1 of the Companies Act and Article 26, Paragraph 2 of our Articles of Incorporation, which limits the liability of directors for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount that Director is liable for shall be the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act. The Company intends to continue this Agreement upon reelection of the board of directors.

5. The number of shares owned as set forth in the table above has been presented in accordance with the Ordinance for the Enforcement of the Companies Act of Japan and does not include derivative securities that may be held by the Directors. Such figures have not been calculated pursuant to the beneficial ownership rules promulgated by the U.S. Securities and Exchange Commission.

6. For additional information on the Company’s Directors, see the section titled “Information Required Pursuant to Schedule 14A Promulgated by the U.S. Securities and Exchange Commission—Directors, Executive Officers and Corporate Governance.”

(Reference) Independence Guideline for Outside Directors

The Board is comprised of a majority of directors who, in the business judgment of the Board, qualify as independent directors (“Independent Directors”) under the applicable rules, regulations, and listing rules of the Tokyo Stock Exchange (“TSE”) and New York Stock Exchange (“NYSE”), including Section 303A.02 of the NYSE Listed Company Manual, as such rules, regulations and listing rules may be amended from time to time. The Board will at least annually assess the independence of its directors.

END

Business Report (Jigyo Houkoku)

From January 1, 2016 to December 31, 2016

I Matters relating to the Company and its subsidiaries

1. Current circumstances and results of business operations

Overview

Effective December 1, 2016, we completed a triangular merger (the Redomicile Transaction), pursuant to which Acucela Inc., the former parent company of Kubota Pharmaceutical Holdings Co., Ltd. (the Company or Kubota Holdings), merged with and into Acucela North America Inc., a wholly owned subsidiary of the Company established on March 24, 2016, as a surviving corporation. Under such transaction, the shares of common stock of the Company were allocated and issued to the shareholders of Acucela Inc. in exchange for the common stock of such company. Upon completion of the Redomicile Transaction, the Company was renamed Kubota Pharmaceutical Holdings Co., Ltd and the subsidiary was renamed Acucela Inc. As for the analysis below, figures of the former Acucela Inc. are used for FY 2015 for the sake of convenience of our shareholders.

Revenue from collaborations

Revenues from collaborations for the year ended December 31, 2016 totaled approximately ¥870 million, representing a decrease of approximately ¥2,033 million, or 70.0%, over the same period in 2015.

By program, revenues were as follows (in thousands JPY (¥), except for %):

	Year Ended December 31,		2015 to 2016 ¥ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥868,572	¥2,902,397	¥(2,033,825)	(70.1)%
OPA-6566	1,626	324	1,302	401.9%

Total	¥870,198	¥2,902,721	¥(2,032,523)	(70.0)%

Revenues from clinical programs under the Emixustat Agreement decreased in 2016 compared to 2015. The decrease in revenue from collaborations was primarily due to the completion of the Emixustat clinical trial during the year and wind-down activities related to Emixustat following the termination of our collaboration with Otsuka. Wind-down activities related to Emixustat were completed in December 2016.

Our Phase 2b/3 clinical trial results related to Emixustat for the treatment of geographic atrophy was completed in May 2016. We do not expect to generate any revenue from the terminated collaboration with Otsuka related to Emixustat in the future.

Our clinical program related to Otsuka’s proprietary compound for potential treatment of glaucoma, which was the subject of the OPA-6566 Agreement between us and Otsuka, was terminated in 2016. We do not expect to generate any revenue from the collaboration related to OPA-6566 in the future.

Research and development

Research and development expense for the year ended December 31, 2016 totaled approximately ¥2,370 million, representing a decrease of approximately ¥360 million, or 13.2%, over the same period in 2015.

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Year Ended December 31,		2015 to 2016 ¥ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥1,324,661	¥2,540,027	¥(1,215,366)	(47.8)%
Internal Research	1,044,622	189,962	854,660	449.9%
OPA-6566	1,080	139	941	677.0%

Total	¥2,370,363	¥2,730,128	¥(359,765)	(13.2)%

Research and development expense related to clinical programs under the Emixustat Agreement decreased in 2016 compared to 2015. The decrease was due to the completion of the Phase 2b/3 clinical trial and related wind-down in activities related to such clinical trial following the termination of the Emixustat Agreement.

Due to the termination of the OPA-6566/Glaucoma Agreement with Otsuka in 2016 and the results of a Phase 1/2 clinical study evaluating OPA-6566 in 2012, we do not expect to incur any research and development expenses related to this program in the future.

Research and development expenses incurred through our internal research activities increased in 2016 compared to 2015, mainly due to new product development. This increase included an upfront non-refundable fee of ¥572 million, paid to YouHealth in the first quarter of 2016 in connection with the option and license agreement for lanosterol technology.

We anticipate that potential product candidates developed under our Strategic Plan may be developed independently, and our expenditures on such programs will not be funded by collaborative partners. As a consequence, we expect our total research and development expenses to increase in absolute dollars as we pursue development of our product candidates in multiple indications and execute in-licensing transactions resulting in potential upfront and milestone payments.

General and administrative

The general and administrative expenses were as follows (in thousands JPY (¥), except for %):

	Year Ended December 31,		2015 to 2016 ¥ Change	2015 to 2016 % Change
	2016	2015
General and administrative	¥2,620,904	¥3,375,512	¥(754,608)	(22.4)%

General and administrative expenses decreased ¥755 million in 2016 compared to 2015. Excluding stock based compensation, general and administrative expenses decreased ¥358 million in 2016 compared to 2015 primarily due to the following:

•	the Company recognized less stock based compensation expense related to accelerated vesting upon termination by former employees of the Company than in the prior year by ¥396 million;

•	the Company did not incur ¥271 million in charges that were incurred during 2015 related to the one-time May 2015 special meeting of the shareholders and related transaction costs;

•	the Company incurred fewer charges related to bonus and retention payments of ¥151 million;

•	the Company paid ¥139 million less in severance to former officers and employees in the current year; and

•	the Company paid ¥107 million less in accounting and compliance services related to implementing a new general ledger system, audit and equity compliance.

These changes were partially offset by the increase in 2016 of corporate legal expenses and charges related to the Redomicile Transaction of ¥372 million.

As a result, in 2016, the Company recorded loss from operations of ¥4,121 million, loss before income tax of ¥3,953 million and net loss attributable to common shareholders of ¥3,953 million.

2. Capital investment

There was no significant capital investment in 2016.

3. Issues to Be Addressed

Commercialization Potential of Product Portfolio. Kubota Holdings is a clinical stage ophthalmology company with no products currently approved for commercial sale. We plan to continue to move our research and development pipeline forward and explore the most optimal path to regulatory approval in the United States and globally. We are seeking to further expand our portfolio of product candidates beyond Emixustat, lanosterol, optogenetics, PBOS, and ACU-6151 through internal development and by licensing or partnering with other pharmaceutical, biotechnology or device companies, or universities. However, similar to other companies engaged in pharmaceutical and device research, there are inherent uncertainties pertaining to the ability to demonstrate efficacy and safety of our product candidates in a clinical setting since these are unproven technologies. There also may be issues with third-party vendors, manufacturing constraints and regulatory and/or reimbursement challenges which may require additional clinical studies and impact timelines. We will not receive revenues from sales of any drug candidate or device unless we succeed, either independently or with third parties, in developing and obtaining regulatory approval and marketing.

Competition. The pharmaceutical and biotechnology industries are intensely competitive, and our product candidates, if commercialized, would compete with potential or existing drugs/devices and therapies. Our ability to compete successfully will depend largely on our ability to:

•	design and develop products that are superior to other products in the market;

•	attract and retain qualified scientific, product development and commercial personnel;

•	obtain regulatory exclusivity, patent and/or other intellectual property protection for our product candidates and technologies;

•	obtain required regulatory approvals;

•	obtain reimbursement from healthcare payors; and

•	successfully collaborate in the design, development and commercialization of new products.

We expect to compete on, among other things, product efficacy and safety profile, time to market, pricing, and the basis and convenience of treatment procedures.

4. Trends in Operating Results and Financial Condition

(Unit: Yen in thousands, except for per share data)

Fiscal year ended December 31, 2016 (2nd fiscal year)
Revenue from collaborations	870,198
Loss before income tax	(3,952,508)
Net loss attributable to common shareholders	(3,952,549)
Net loss per share	(105.64)
Total assets	17,168,534
Total shareholders’ equity	16,520,263

(Notes) 1.     We started preparing the consolidated financial statements in our 2nd fiscal year and no financial                       statements prior to this period exist.

2.	Net loss per share is calculated using the average number of shares outstanding during the period.
3.	On December 1, 2016, we carried out a share split that converted one common share into 3,783,961.9 shares. We have calculated the Net loss per share based on the assumption that said share split was carried out at the beginning of the 2nd fiscal year.

5. Significant parent companies and subsidiaries

(1) Significant subsidiary

Name	Capital shares	Ratio of voting rights	Major business
Acucela Inc.	in thousands USD 207,030	100.0%	A clinical stage ophthalmology company

(Note) Effective December 1, 2016, we completed a triangular merger (the Redomicile Transaction), pursuant to which Acucela Inc., the former parent company of Kubota Holdings, merged with and into Acucela North America Inc., a wholly owned subsidiary of the Company established on March 24, 2016, as a surviving corporation, which was renamed Acucela Inc.

(2) Outcome of business combination

The Company has two subsidiaries, Acucela Inc., and Kubota Ophthalmics, KK. Revenue from collaborations in the fiscal year ended December 31, 2016 was ¥870 million and Net loss attributable to common shareholders was ¥ (3,953) million.

6. Main business (as of December 31, 2016)

Kubota Pharmaceutical Holdings Co., Ltd. is a clinical stage ophthalmology company that is committed to translating innovation into a diverse portfolio of drugs and devices to preserve and restore vision for millions worldwide. We have a broad product candidate portfolio of multiple technologies in the preclinical and clinical development stages intended to provide solutions to ophthalmic disorders affecting millions of people worldwide. We are pursuing development of our product candidates for indications such as diabetic retinopathy/diabetic macular edema, cataract, age-related macular degeneration, and blinding orphan retinal diseases such as retinitis pigmentosa and Stargardt disease which primarily affect young adults.

7. Major business site (as of December 31, 2016)

(1) Kubota Pharmaceutical Holdings Co., Ltd.

Head Office : Shibuya-Ku, Tokyo

(2) Subsidiary

Acucela Inc. : Washington State, U.S.A

8. Employees (as of December 31, 2016)

(1) The Company and its subsidiaries

Number of employees
44

(Notes)	1. Number of employees excludes one part-time employee.
2.	As we disclose the number of employees of the Company and its subsidiaries for the 2016fiscal year, we do not compare this fiscal year with the 2015 fiscal year.

(2) Kubota Pharmaceutical Holdings Co., Ltd.

The Company is a holding company and had no employee as of December 31, 2016.

9. Other important matters concerning the current business circumstances

Effective December 1, 2016, we completed a triangular merger (the Redomicile Transaction), pursuant to which Acucela Inc., the former parent company of Kubota Holdings, merged with and into Acucela North America Inc., a wholly owned subsidiary of the Company established on March 24, 2016, as a surviving corporation. Under such transaction, the shares of common stock of the Company were allocated and issued to the shareholders of Acucela Inc. in exchange for the common stock of such company. At the Redomicile Transaction, the Company was renamed Kubota Pharmaceutical Holdings Co., Ltd and the subsidiary was renamed Acucela Inc.

II Matters concerning shares of the Company (As of December 31, 2016)

1. Number of Shares Authorized to be Issued	151,358,476

(Note) On December 1, 2016 we changed the Articles of Incorporation as a consequence of a share split, increasing the total number of authorized shares by 151,357,476 shares to 151,358,476 shares.

2. Number of Shares Outstanding	37,877,705	(includes 70 shares of treasury stock)

(Notes)  1.     On December 1, 2016, we carried out a share split which increased the number of shares to 37,839,609.

2.     Due to the exercise of stock acquisition rights (SARs) in the fiscal year, the number of outstanding     shares increased by 38,086.

3. Total number of shareholders	13,692

4. Major shareholders

Shareholders	Number of Shares owned	Shareholding ratio
Ryo Kubota, M.D., Ph.D.	10,250,654	27.06%
SBI Incubation Co., Ltd.	8,232,856	21.73%
SBI Holdings Inc.	6,196,869	16.36%
Otsuka Pharmaceutical Co., Ltd.	1,888,011	4.98%
Otsuka Pharmaceutical Factory, Inc.	1,515,152	4.00%
Japan Securities Finance Co., Ltd.	301,900	0.79%
Tokyo Weld Co Ltd.	278,715	0.73%
Shin-Etsu Chemical Co., Ltd.	222,222	0.58%
DNP Holding USA Corporation	222,222	0.58%
Morgan Stanley Smith Barney LLC Clients Fully Paid SEG Account	127,709	0.33%

(Notes)	1. Treasury stock of 70 shares are excluded from the shareholding ratio calculation.
2. The	shareholding ratio is rounded down to two decimal places.

The number of shares owned and shareholding ratio information set forth in the above table do not include derivative securities that may be held by the persons and entities included in the table. Such figures have not been calculated pursuant to the beneficial ownership rules promulgated by the U.S. Securities and Exchange Commission. For additional information regarding security ownership of certain beneficial owners and management, see section titled “Information Required Pursuant to Schedule 14A Promulgated by the U.S. Securities and Exchange Commission—Security Ownership of Certain Beneficial Owners and Management.”

III Matters concerning the Company’s Stock Acquisition Right

1. The status of the stock acquisition right, etc. issued as a consideration for the execution of the duties and held by the Company’s Board of Directors and Executive Officers as of December 31, 2016

(1) Board of Directors (Outside Directors)

Series (Date of Resolution)	Number of Stock Acquisition Right	Class of shares and number of shares subject to Stock Acquisition Right	Number of person who hold Stock Acquisition Right	Amount to be paid in exercise Stock Acquisition Right (per share)	Period of exercising Stock Acquisition Right
Series 11 (November 21, 2016)	120,000	Common Stock 120,000	4	US$9.22	From December 6, 2016 To January 21, 2026
Series 16 (November 21, 2016)	100,000	Common Stock 100,000	4	US$15.41	From December 6, 2016 To July 12, 2026

(2) Executive Officers

Series (Date of Resolution)	Number of Stock Acquisition Right	Class of shares and number of shares subject to Stock Acquisition Right	Number of person who hold Stock Acquisition Right	Amount to be paid in exercise Stock Acquisition Right (per share)	Period of exercising Stock Acquisition Right
Series 11 (November 21, 2016)	747,462	Common Stock 747,462	1	US$9.22	From December 6, 2016 To January 21, 2026
Series 13 (November 21, 2016)	32,538	Common Stock 32,538	1	US$10.14	From December 6, 2016 To January 21, 2026
Series 20 (November 21, 2016)	216,710	Common Stock 216,710	1	¥1	From December 6, 2016 To March 15, 2020

(Note) Executive officers includes an individual who is a member of board of directors of the Company.

2. The status of the stock acquisition right issued to employees, etc. (employees of subsidiaries and former employees of subsidiaries) as a consideration for the execution of the duties during the fiscal year ended December 31, 2016

Series (Date of Resolution)	Number of Stock Acquisition Right	Class of shares and number of shares subject to Stock Acquisition Right	Number of person who received Stock Acquisition Right	Amount to be paid in exercise Stock Acquisition Right (per share)	Period of exercising Stock Acquisition Right
Series 1 (November 21, 2016)	7,500	Common Stock 7,500	1	US$3.23	From December 6, 2016 To March 15, 2017
Series 2 (November 21, 2016)	250	Common Stock 250	1	US$4.52	From December 6, 2016 To May 17, 2021
Series 3 (November 21, 2016)	1,000	Common Stock 1,000	2	US$4.52	From December 6, 2016 To July 21, 2021
Series 4 (November 21, 2016)	10,500	Common Stock 10,500	2	US$5.19	From December 6, 2016 To May 25, 2020
Series 5 (November 21, 2016)	165,222	Common Stock 165,222	1	US$5.48	From December 6, 2016 To May 1, 2025
Series 6 (November 21, 2016)	417,500	Common Stock 417,500	32	US$5.88	From December 6, 2016 To December 18, 2025
Series 7 (November 21, 2016)	10	Common Stock 10	1	US$7.78	From December 6, 2016 To December 21, 2016
Series 8 (November 21, 2016)	21	Common Stock 21	1	US$7.78	From December 6, 2016 To January 7, 2017
Series 9 (November 21, 2016)	260	Common Stock 260	2	US$7.78	From December 6, 2016 To May 22, 2024
Series 10 (November 21, 2016)	1,041	Common Stock 1,041	1	US$7.78	From December 6, 2016 To April 21, 2025
Series 12 (November 21, 2016)	1,000	Common Stock 1,000	2	US$9.30	From December 6, 2016 To May 24, 2022
Series 14 (November 21, 2016)	244	Common Stock 244	1	US$10.33	From December 6, 2016 To January 31, 2017
Series 15 (November 21, 2016)	37,800	Common Stock 37,800	2	US$12.93	From December 6, 2016 To February 9, 2026
Series 16 (November 21, 2016)	125,000	Common Stock 125,000	2	US$15.41	From December 6, 2016 To July 12, 2026
Series 17 (November 21, 2016)	500	Common Stock 500	1	US$22.69	From December 6, 2016 To May 22, 2023
Series 18 (November 21, 2016)	62,000	Common Stock 62,000	3	US$37.81	From December 6, 2016 To May 3, 2026
Series 19 (November 21, 2016)	207,700	Common Stock 207,700	38	US$9.63	From December 6, 2016 To November 21, 2026
Series 20 (November 21, 2016)	146,969	Common Stock 146,969	31	¥1	From December 6, 2016 To March 15, 2020

IV Matters concerning members of the Board of Directors

1. Members of the Board of Directors and Executive Officers (As of December 31, 2016)

(1) Members of the Board of Directors

Title	Name	Positions held and Important Concurrent Position
Director	Ryo Kubota.	Chairman of Nominating Committee Representative Executive Officer, Chairman, President and CEO Chairman, President and CEO, Director, Acucela Inc.
Director	Shintaro Asako	Chairman of Audit Committee, Member of Compensation Committee Chief Executive Officer and Chief Financial Officer, DeNA Corp. Director, Acucela Inc.
Director	Shiro Mita	Member of Nominating Committee and Audit Committee President and Chief Executive Officer, M’s Science Corporation Director, Acucela Inc.
Director	Eisaku Nakamura	Nominating Committee and Compensation Committee Director, Koinobori Associates Inc. Director, Acucela Inc.
Director	Robert Takeuchi	Chairman of Compensation Committee, Member of Audit Committee President, RT Consulting, Inc. Director, Acucela Inc.

(Note) 1. Mr. Shintaro Asako, Dr. Shiro Mita, Mr. Eisaku Nakamura and Mr. Robert Takeuchi are the outside or non-employee directors stipulated in the Companies Act, Article 2, Item 15, and are notified as Independent Directors under the standards established by the Tokyo Stock Exchange.

2. Mr. Shintaro Asako has a certified public accountant qualification from the State of California and possesses sufficient knowledge and expertise on finance and accounting.

3. The Company does not select a full-time Audit Committee taking into consideration the business size and activities.

For more information on the members of the Board of Directors, see section titled “Information Required Pursuant to Schedule 14A Promulgated by the U.S. Securities and Exchange Commission—Directors, Executive Officers and Corporate Governance.”

(2) Executive Officers

Title	Name	Positions held and Important Concurrent Position
Representative Executive Officer, Chairman, President and CEO	Ryo Kubota, (Age: 50)	Chief Executive Officer (December 2015 – Present) Chairman, President and CEO, Director, Acucela Inc. (June 2002 – December 2014; May 2015 – Present)
Chief Financial Officer	John Gebhart (Age: 62)	Chief Financial Officer (March 2016 – Present) Chief Financial Officer, Acucela Inc. (May 2015 – Present)

For more information on the executive officers of the Company and its subsidiaries, see section titled “Information Required Pursuant to Schedule 14A Promulgated by the U.S. Securities and Exchange Commission—Directors, Executive Officers and Corporate Governance.”

2. Contracts for Limitation of Liability with Non-Executive Directors

The Company has concluded contracts with the Board of Directors (the Board or the non-employee directors) limiting their liability for damages in the Companies Act, Article 423, Paragraph 1, based on the Companies Act, Article 427, Paragraph 1. The maximum liability for damages based on said contract shall be the amount stipulated by laws and regulations. Note that said limitation of liability can only be recognized when said non-executive directors is without knowledge and is not grossly negligent regarding the execution of the duties which gave rise to such liability.

3. The Policy for Determining Compensation for Directors and Executive Officers

In general, Kubota Holdings compensates its non-employee directors with a combination of cash and equity awards. Employee directors are not paid additional compensation for their services as directors.

In addition, Kubota Holdings compensates its executive officers with salaries, bonus, other financial benefits and share based compensation; provided that if an executive officer of Kubota Holdings also serves as an officer or an employee of Acucela Inc., such executive officer is generally compensated by Kubota Holdings and Acucela Inc.in such proportion as reasonably determined by the Compensation Committee.

The amount and the composition of compensation for each director and executive officer is determined by the Compensation Committee while taking the management situation, each director’s or executive officer’s position and duties and employees’ standard salaries into consideration. In addition, compensation of each director and executive officer is determined, using a benchmarking study provided by an independent consultant. This study provides insight into competitive peer group compensation practices and other market factors in order to attract and retain qualified directors and executive officers.

4. Board of Directors’ and Executive Officers’ Compensation

Category	Number Receiving Payment	Compensation Amount (Yen in thousands)
Board of Directors	4	82,027
(incl. Outside directors)	(4)	(82,027)
Executive Officers	2	486,579
Total	6	568,606

(Note) 1.    Board of directors excludes an individual who is an executive officer of the Company.

2. The	amounts in the table above include the compensation paid from Acucela Inc. in 2016.
3. Compensation	Amount above includes the following payments to board of directors and executive officers.

Stock option compensation	¥401,146 thousand
Bonus	¥28,195 thousand

5. Matters Related to Outside Directors

(1)	Relationships between important companies at which officers are concurrently employed and the Company

Not applicable.

(2)	Relationship with companies or specified related business operators of companies

Outside directors have never been spouses or family members within the third degree of kinship of executives of the Company or specified related business operators of the Company, or any other person equivalent to these.

(3) Main activities in the fiscal year 2016

Attendance in meetings of the Board of Directors and Committees (Attendance in meetings of Board of Directors of Acucela Inc. are included in the figures noted below.)

•	Shintaro Asako, Director

Mr. Shintaro Asako attended eight of the eight meetings of the Board of Directors, the only meeting of the Compensation Committee, and the only meeting of the Audit Committee held in the fiscal year 2016. Mr. Asako has a certified public accountant qualification from the State of California and extensive experience of business management, and he is highly knowledgeable about legal systems related to listed companies in both the United States and Japan.

•	Shiro Mita, Director

Dr. Shiro Mita attended eight of the eight meetings of the Board of Directors, the only meeting of the Nominating Committee, and the only meeting of the Audit Committee held in the fiscal year 2016. Mr. Mita has extensive experience in the biotechnology and pharmaceutical fields, both as a researcher and an executive officer.

•	Eisaku Nakamura, Director

Mr. Eisaku Nakamura attended eight of the eight meetings of the Board of Directors, the only meeting of the Nominating Committee, and the only meeting of the Compensation Committee held in the fiscal year 2016. Mr. Nakamura has extensive experience in investment management and capital markets which the Company believes is important for the sustained growth of the Company.

•	Robert Takeuchi, Director

Mr. Robert Takeuchi attended eight of the eight meetings of the Board of Directors, the only meeting of the Compensation Committee, and the only meeting of the Audit Committee held in the fiscal year 2016. Mr. Takeuchi has extensive experience as a director in the capital markets, private equity and investment advisory fields.

V Matters concerning the Auditor

1. Name of Auditor                        BDO Sanyu & Co.

2. Details of Auditor’s remunerations, etc

Amount (Yen in thousands)
Compensation and other payments defined in Article 2, Paragraph 1 of the Certified Public Accountant Law (Law No.103 of 1948), to the Auditor by the Company	15,000
A total of financial returns payable on monetary and other assets by the Company and its subsidiaries	44,395

(Note)	1. In the agreement with our auditors, the Company makes no distinction between compensation for audits as defined by the Companies Act or for audits as defined under the Financial Instruments and Exchange Law. The total of compensation for such audits is included above.
2. The	Audit firm in alliance with the auditor retained by the Company audited the Acucela, Inc.

3. Non-audit service

Not Applicable.

4. Reason why the Audit Committee consented to Auditor’s remuneration etc.

The Audit Committee confirmed the contents of the audit plan of the Auditor, the number of persons for the audit, the schedule of the audit, the basis for calculating other remuneration estimates, etc., and checked whether the amount of audit fee is at a reasonable level in order to conduct appropriate audits. As a result, the Audit Committee agreed with the Auditor’s remuneration etc. to comply with the Companies Act, Article 399, Paragraph 1.

5. Policy on Determining Dismissal or Non-reelection of the Auditor

In the case that it is recognized that it is difficult for an auditor to execute his/her duties properly, etc., the Company’s Audit Committee shall determine the content of a proposal regarding dismissal or non-reelection of the auditor, and based on said determination the Board of Directors shall submit said proposal to the general meeting of shareholders.

In the case that any of the circumstances in the items in the Companies Act, Article 340, Paragraph 1 apply to the auditor, the Audit Committee shall dismiss the auditor based on the consent of all of the members of the Audit Committee.

In this case, the member of the Audit Committee selected by the Audit Committee shall make a report to the effect that the auditor was dismissed, and giving the reasons for the dismissal, in the first general meeting of shareholders convoked after the dismissal.

VI Corporate Structure and Policy

1. The system to secure proper business performance and its operation

(1) Systems for ensuring the execution of duties by the Company’s member of the Board of Directors and employees in accordance with laws, regulations, and the Company’s Articles of Incorporation.

In order to ensure that business execution by executive officers and employees complies with laws, regulations and the Articles of Incorporation of Kubota Holdings, the Board has established the internal control and governance framework of Kubota Holdings, including the following framework. Kubota Holdings will continue to evaluate and improve such framework going forward, as appropriate.

a.	The Board, in general, and the Audit Committee, specifically, consider the adequacy of Kubota Holdings’ internal controls. The Audit Committee shall consult periodically with Kubota Holdings’ accounting auditor, out of the presence of management, about internal controls and the completeness and accuracy of Kubota holdings’ financial statements.

b.	Kubota Holdings establishes the internal audit division, which evaluates the appropriateness of the internal control of the structure comprehensively and objectively, and provides recommendations for addressing selected issues to the Audit Committee and makes follow-ups by working together with the accounting auditor on practical level.

c.	To promote compliance, Kubota Holdings has established internal rules in accordance with laws, regulations (including the U.S. Exchange Act) and thoroughly disseminates such rules among executive officers and employees. Kubota Holdings also provides necessary related education and training opportunities.

d.	In order to discover violations of compliance at an early stage and correct such issues as early as possible, Kubota Holdings has confidential internal reporting rules that are reinforced by providing a confidential internal reporting system to ensure protection to the reporter of such a violation.

e.	Kubota Holdings has formulated “Insider Trading Prevention Rules” to prevent insider transactions which stipulate the fundamentals with regard to management of inside information obtained by directors, executive officers, auditors or employees concerning business activities; the control/regulation of sales and purchases of stocks and securities and other transactions by directors, executive officers, auditors or employees; and a required code of conduct for directors, executive officers, auditors and employees.

f.	Kubota Holdings shall not have any relation with antisocial forces that pose threats to the order and safety of civil society. Kubota Holdings shall act as one in refusing connection with such forces adamantly.

(2) System Concerning Retention and Management of the Information Related to Executive Officers’ Execution of Duties

Kubota Holdings formulates rules related to the retention and management of the information with regard to the business execution of directors, executive officers and employees and the handling of confidential information. Based on these rules, Kubota Holdings shall retain and manage documents and media containing such information appropriately and accurately.

(3) System for Managing Risk of Loss

The Kubota Holdings’ Board shall be actively involved in the oversight of risk management process. The Kubota Holdings’ Board does not have a standing risk management committee, but administers this oversight function directly through the Kubota Holdings’ Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, Kubota Holdings’ audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps the management has taken to monitor and control these exposures, Kubota Holdings’ compensation committee assesses and monitors whether any of Kubota Holdings’ compensation policies and programs has the potential to encourage excessive risk-taking, Kubota Holdings’ nominating committee monitors our major legal compliance risk exposures and Kubota Holdings’ program for promoting and monitoring compliance with applicable legal and regulatory requirements, and the Kubota Holdings’ Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by the committees.

The full Kubota Holdings Board, or the appropriate committee, receives reports on risks facing the company from Kubota Holdings’ Chief Executive Officer or other members of management to enable it to understand Kubota Holdings’ risk identification, risk management and risk mitigation strategies.

(4) System to ensure the efficient execution of duties by executive officers

a.	The “executive officers” system is adopted and an adequate number of executive officers are maintained to ensure the efficient execution of duties by executive officers.

b.	A regular meeting of the Board is held, to make decisions on important managerial matters and supervise business execution by executive officers and employees.

c.	To reinforce the functions of the Board and improve management efficiency, a meeting of the executive board is held at least once every three months, attended by the Chief Executive Officer and Chief Financial Officer, to ensure timely decisions on basic and important matters related to business execution and deliberate on important projects. Depending on the content of such deliberations, decisions may be escalated for additional consideration by a committee or the Board.

(5) The Current Status of Development of Systems to ensure the Appropriateness of Business Operations of Subsidiaries.

In order to ensure the appropriateness of business operations of its subsidiaries, Kubota Holdings has adopted the Rules and Procedures for Management of Subsidiaries, under which its subsidiaries are required to provide applications for approval to Kubota Holdings with respect to fundamental management matters. Kubota Holdings will also ensure that subsidiaries are conducting appropriate risk management, compliance control over directors, executive officers and employees and internal audits as well as comprehend, strengthen and maintain the management standard of the group.

(6) Status of Audit by Audit Committee

In light of the size and activities of Kubota Holdings as a holding company, we do not appoint directors, executive officers and employees who directly support the performance of the Audit Committee.

Kubota Holdings provides reimbursement or an advance for any expense which any member of the Audit Committee reasonably incurs or will reasonably incur in connection with their execution of duties of the committee as defined within the Regulations of the Audit Committee, upon request of the committee members.

Kubota Holdings’ Audit Committee receives reports from the accounting auditor on the accounting audit when such report is necessary. In addition, the Audit Committee resolves matters pertaining to audit policies, audit plans and audit methods and receives reports from such other accountants, consultants and experts as are deemed necessary and appropriate by the committee in the administration of its duties. The Audit Committee reports to the Board on the results of audits and investigations, which may be conducted by instructing accountants, consultants and experts or by performing additional or separate direct focused inquiry.

The members of the Audit Committee, accounting auditor, internal audit division and Chief Financial Officer attend the quarterly Audit Committee meeting. At such meeting, reporting and discussion with regards to the audit plan of the Audit Committee, accounting auditor and internal audit division, their audit implementation, issues and progress in improvement take place.

The policy of the Audit Committee is to provide consent to decisions on the compensation, etc. of an accounting auditor, or permissible services provided by qualified accounting firms and consultants. These services may include audit services, audit related services, tax services and other services. Consent on such services is detailed as to the particular service or category of services and is generally subject to a specific budget. The accounting firm, consultants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm and consultants in accordance with this consent, and the fees for the services performed to date.

2. Basic Policy on Distribution of Profits

We have not declared or paid a cash dividend on our capital stock and do not intend to pay cash dividends for the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determinations to pay dividends on our capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our Board in its sole discretion may consider relevant.

3. Basic Policy concerning Control over the Company

Not Applicable.

Consolidated Financial Statements (Renketsu Keisan Shorui)

CONSOLIDATED BALANCE SHEET

(As of December 31, 2016)

(Unit: Yen in thousands)

Account Name	Amount	Account Name	Amount
(Assets)		(Liabilities and shareholders’ equity)
Current assets	14,831,434	Current liabilities:	537,304
Cash and cash equivalents	1,042,474	Accounts payable	51,132
Investments	13,205,924	Accrued liabilities	201,004
Accounts receivable from collaborations	239,393	Accrued compensation	267,373
Prepaid expenses and other current assets	343,643	Deferred rent and lease incentives	17,795

Property and equipment, net	89,643	Commitments and contingencies
Long-term investments	2,210,404
Other assets	37,053	Long-term liabilities	110,967
		Long-term deferred rent, lease incentives, and others	110,967

		Shareholders’ equity	16,520,263
		Common stock, no par value, 151,358 shares authorized as of December 31, 2016; 37,878 shares issued and outstanding as of December 31, 2016	23,730,843
		Accumulated other comprehensive loss	285,249
		Accumulated deficit	(7,495,829)

Total assets	17,168,534	Total liabilities and shareholders’ equity	17,168,534

CONSOLIDATED STATEMENTS OF OPERATIONS

From January 1, 2016

To December 31, 2016

	(Unit: Yen in thousands)
Account Name	Amount
Revenue from collaborations		870,198
Expenses:
Research and development	2,370,363
General and administrative	2,620,904	4,991,267

Loss from operations		(4,121,069)
Other income (expense), net:
Interest income	161,254
Other income, net	7,307	168,561

Loss before income tax		(3,952,508)

Income tax expense		(41)

Net Loss		(3,952,549)

Net loss attributable to common shareholders		(3,952,549)

Non-Consolidated Financial Statements (Keisan Shorui)

NON-CONSOLIDATED BALANCE SHEET

(As of December 31, 2016)

(Unit: Yen in thousands)

Account Name	Amount	Account Name	Amount
(Assets)		(Liabilities)
Current assets	20,303	Current liabilities	23,224
Cash and deposits	19,238	Accounts payable-other	23,044
Prepaid expense	1,064	Income tax payable	180

Non-current assets	300	Total Liabilities	23,224

Investment and other asset	300	(Net assets)
Investment in subsidiary	300	Shareholders’ equity	(446,786)
		Share capital	19,081
		Capital surplus	18,581
		Capital reserve	18,581
		Earned surplus	(484,385)
		Other retained earnings	(484,385)
		Accumulated deficits	(484,385)
		Treasury stock	(64)
		Stock acquisition right	444,164
		Total net assets	(2,621)

Total assets	20,603	Total liabilities and net assets	20,603

NON-CONSOLIDATED STATEMENT OF OPERATIONS

From January 1, 2016

To December 31, 2016

(Unit: Yen in thousands)
Account Name	Amount
Operating expenses
General and administrative expenses	483,478

Operating loss	(483,478)
Other income
Interest income	0
Non-operating income
Foreign currency exchange loss	39

Ordinary loss	(483,518)

Extraordinary gain
Gain on reversal of stock acquisition right	6

Loss before income tax	(483,512)
Income taxes—current	180

Net loss	(483,692)

Audit Reports

Independent Auditor’s Report

February 21, 2017

To the Board of Directors of

Kubota Pharmaceutical Holdings Co., Ltd.

BDO Sanyu & Co.

Senior partner
Engagement Partner
Certified Public Accountant	Tomohiro Kotoh

Senior partner
Engagement Partner
Certified Public Accountant	Hiroshi Saitoh

We have audited, pursuant to Article 444(4) of the Companies Act of Japan, the consolidated financial statements, which consist of the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of shareholder’s equity and the notes to the consolidated financial statements of Kubota Pharmaceutical Holdings Co., Ltd. for the fiscal year from January 1, 2016 to December 31, 2016.

Management’s Responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the provisions of the latter part of Article 120(1) of the Ordinance on Accounting of Companies as applied mutatis mutandis pursuant to Article 120-3(3) of said Rules that allow the partial omission of the disclosure items required under U.S. generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of the consolidated financial statements that are free from material misstatement , whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the consolidated financial statements, whether due to fraud or error. In making the risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the purpose of the financial statements audit is not to express an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as examining the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the above consolidated financial statements prepared by partially omitting the disclosure items required by U.S. generally accepted accounting principles in accordance with the provisions of the latter part of Article 120(1) of the Ordinance on Accounting of Companies as applied mutatis mutandis pursuant to Article 120-3(3) of said Rules present fairly, in all material respects, the financial position and the results of operations of the corporate group which consists of Kubota Pharmaceutical Holdings Co., Ltd. and its consolidated subsidiaries for the period covered by the consolidated financial statement.

Conflict of interest

We have no interest in or relationship with the company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Notes to the Reader of Independent Auditor’s Report

The original audit report is in Japanese. This English translation is for reader’s convenience and reading this translation is not a substitute for reading the original audit report in Japanese.

Independent Auditor’s Report

February 21, 2017

To the Board of Directors of

Kubota Pharmaceutical Holdings Co., Ltd.

BDO Sanyu & Co.

Senior partner
Engagement Partner
Certified Public Accountant	Tomohiro Kotoh

Senior partner
Engagement Partner
Certified Public Accountant	Hiroshi Saitoh

We have audited, pursuant to Article 436-2-1 of the Companies Act of Japan, the financial statements, which consist of the balance sheet, the statement of operations, the statement of shareholders’ equity and the notes to the financial statements, and the supplementary schedules of Kubota Pharmaceutical Holdings Co., Ltd. for the fiscal year from January 1, 2016 to December 31, 2016.

Management’s Responsibility for the financial statements the supplementary schedules

Management is responsible for the preparation of the financial statements and the supplementary schedules in accordance with Japanese generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of the financial statements and the supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the supplementary schedules based on our audit. We conducted our audit in accordance with generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error. In making the risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the purpose of the financial statements audit is not to express an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as examining the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Kubota Pharmaceutical Holdings Co.,

Ltd. for the period covered by the financial statement and the supplementary schedules in conformity with Japanese generally accepted accounting principles.

Conflict of interest

We have no interest in or relationship with the company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Notes to the Reader of Independent Auditor’s Report

The original audit report is in Japanese. This English translation is for reader’s convenience and reading this translation is not a substitute for reading the original audit report in Japanese.

Audit Committee Report

The Audit Committee has conducted audits of the Directors and Executive Officers of the Company with regard to their performance of duties during the 2nd fiscal period (January 1, 2016 to December 31, 2016). A report covering the methodology and findings of the audit as follows.

1. Methodology and Scope of Audit

The Company’s Audit Committee monitored and examined the content of resolutions of the Board of Directors related to matters set forth in Article 416, Paragraph 1, Item 1, Sections 2 and 5 of the Companies Acts, as well as the structure of the Company’s internal control system set forth in the aforementioned resolutions. To this end, the Audit Committee received periodic reports from Directors and Executive Officers regarding the content of the above resolutions, along with the constitution and operating effectiveness of the above-referred internal control system. The Audit Committee, where necessary, requested explanations and expressed opinions on these matters. At the same time, the Audit Committee conducted audits using the following methods.

(a) In accordance with its established policies and procedures and in collaboration with the divisions in charge of internal control, the Audit Committee attended important meetings, received reports on business activities from Directors and Executive Officers, requested explanations where necessary, perused documents pertaining to important decisions, and surveyed properly the condition of operations and assets at the Company, while communicating and exchanging information with Directors and Executive Officers of subsidiaries and receiving business reports from subsidiaries where necessary.

(b) In addition to monitoring and examining the activities of the Independent Auditor to ensure that it maintains its independent position and that it conducts its auditing duties properly, the Audit Committee received written reports from the Independent Auditor regarding the status of its activities and requested explanations where necessary. Furthermore, the Independent Auditor notified the Audit Committee that it was adhering to “Quality Management Standards Regarding Audits” (Business Accounting Council of the Financial Services Agency, October 28, 2005) as it worked to improve its system “to ensure that its duties are properly executed,” as stipulated in Article 131 of the “Company Accounting Regulations.” The Audit Committee requested explanations where necessary.

Based upon the above method, the Audit Committee carefully examined the Business Report, the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of operations, non-consolidated statement of shareholders’ equity and notes to non-consolidated financial statements), the supplementary schedules, and consolidated financial statements (consolidated balance sheet, consolidated statement of operations, consolidated statement of shareholders’ equity and notes to consolidated financial statements) for the fiscal year ended December 31, 2016.

2. Audit Results

(1) Results of the audit of the Business Report etc.

(a) The Business Report and supplementary schedules present fairly, in conformity with applicable laws and regulations and the Company’s Articles of Incorporation, the condition of the Company.

(b) In executing their duties, the Directors and Executive Officers have not made any significant transactions or actions deemed to be in contradiction of any laws or the Company’s Articles of Incorporation.

(c) The content of the Board of Directors’ resolutions related to internal control system is adequate. Moreover, we find no issues of concern with regard to contents of the Business Report and the performance of Director and Executive Officers in their duties related to internal control systems.

(2) Results of the audit of non-consolidated financial statements and supplementary schedules

The procedures and report of the audit by the Independent Auditor, BDO Sanyu & Co., are adequate.

(3) Results of the audit of consolidated financial statements

The procedures and report of the audit by the Independent Auditor, BDO Sanyu & Co., are adequate.

February 22, 2017

The Audit Committee,

Kubota Pharmaceutical Holdings Co., Ltd.

Shintaro Asako, Committee Member

Shiro Mita, Committee Member

Robert Takeuchi, Committee Member

Note: All of members of audit committee are Outside Directors prescribed under Article 2, Item 15 and Article 400, Paragraph 3 of the Companies Act.

The foregoing reports from the Independent Auditor and the Audit Committee have been prepared pursuant to the Companies Act of Japan. See “Reports of Independent Registered Public Accounting Firms” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in the materials that will be mailed to shareholders.

Information Required Pursuant to Schedule 14A Promulgated by the U.S. Securities and Exchange Commission

Special Note Regarding Forward-Looking Statements

In this document, unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Kubota Holdings” mean Kubota Pharmaceutical Holdings Co., Ltd., a Japanese corporation, and its subsidiaries, including Acucela Inc. All information is provided as of December 31, 2016, unless otherwise stated. “¥” refers to Japanese Yen, the lawful currency of Japan, and “$” refers to U.S. dollars.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words or phrases “would be,” “will allow,” “intends to,” “may,” “believe,” “plan,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions, or the negative of such words or phrases, are intended to identify “forward-looking statements.” You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to:

•	our ability to identify additional products or product candidates;

•	the initiation, timing, cost, progress and success of our research and development programs, preclinical studies and clinical trials;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	our ability to recruit sufficient numbers of subjects for our current and future clinical trials;

•	our ability to achieve profitability;

•	our ability to obtain funding for our operations, including research funding;

•	the implementation of our business model and strategic initiatives;

•	our ability to satisfy milestone payment obligations and pay other fees and costs related to licensing transactions we enter into;

•	our ability to develop and commercialize our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the therapeutic benefits, effectiveness and safety of our product candidates;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;

•	the rate and degree of market acceptance and clinical utility of our future products, if any;

•	the timing of, and our and our collaborators’ ability to obtain and maintain regulatory approvals for our product candidates;

•	our ability to maintain and establish collaborations;

•	our expectations regarding market risk, including interest rate changes and foreign currency fluctuations;

•	the sufficiency of our cash, cash equivalents and investments to meet our needs for at least the next 12 months;

•	our ability to engage and retain the employees required to grow our business;

•	our future financial performance, projected expenditures, and needs for additional financing;

•	developments relating to our competitors and our industry, including the success of competing therapies that are or become available; and

•	our ability to realize the expected benefits from the Redomicile Transaction.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Part I, Item 1A—“Risk Factors,” and elsewhere in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission on March 15, 2017. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements, like all statements in this document, speak only as of their date, and we undertake no obligation to update or revise these statements in light of future developments.

This document includes our trademarks and registered trademarks, including the Kubota Holdings logo, “Acucela” and other trademarks or service marks of Kubota Holdings. Each other trademark, trade name or service mark appearing in this document belongs to its holder.

Directors, Executive Officers and Corporate Governance

Executive Officers

The names of our executive officers, their ages as of February 28, 2017, and their positions are shown below.

Name	Age	Occupation
Dr. Ryo Kubota, M.D., Ph.D.	50	Chairman of the Board of Directors, President and Chief Executive Officer of Kubota Holdings and Acucela Inc.
Edward Danse	64	Chief Business Officer of Acucela Inc.
John Gebhart	62	Chief Financial Officer of Kubota Holdings and Acucela Inc.
Dr. Lukas Scheibler	46	Executive Vice President of Research and Development of Acucela Inc.

Dr. Ryo Kubota, M.D., Ph.D. is the founder of Acucela Inc. He has served as President, Chief Executive Officer, and Chairman of the Board of Directors of Kubota Holdings since December 2015. He has also served as President, Chief Executive Officer and as a member of the board of directors of Acucela Inc. since June 2002, excluding December 2014 to May 2015, when he served only as a member of the board of directors of Acucela Inc. Since April 2005, he has served as the chairman of the board of directors of Acucela Inc. Prior to founding Acucela, Dr. Kubota worked in the ophthalmology field, including serving as an instructor at Keio University and as an Acting Assistant Professor at the University of Washington, School of Medicine. Dr. Kubota holds an M.D. and a Ph.D. in medicine from Keio University. Dr. Kubota has been board certified in ophthalmology by the Japanese Ophthalmological Association since 1996 and is a member of the American Academy of Ophthalmology, the Association for Research in Vision and Ophthalmology, and the Japanese Ophthalmology Society. Since 2008, Dr. Kubota has been a director of the Japan-America Society of the State of Washington. Dr. Kubota serves as Chairman of the Board of Directors of Kubota Holdings based on the perspective and experience he brings to our Board of Directors as President and Chief Executive Officer of Kubota Holdings and Acucela. He adds historical knowledge, scientific leadership, and ophthalmic industry expertise to our Board of Directors.

Mr. Edward Danse joined Acucela in May 2015. Prior to this, he served as President of Replenish, Inc., the developer of a novel MicroPump for retinal drug delivery, for which he was brought in to lead a restructuring, recapitalization and technology transfer to the company’s global partner. From 2005 to 2014, Mr. Danse served as President and CEO of Neurotech Pharmaceuticals, Inc. In 2006, he transitioned Neurotech from a Paris to a Delaware-based corporate domicile, and restructured and recapitalized the company. Subsequently he was instrumental in the development of two transformational products that address neovascular age-related macular degeneration and glaucoma. Mr. Danse’s development and commercial experience spans over 30 years in ophthalmology. Previously, he was President and CEO of ISTA Pharmaceuticals Inc. and was responsible for taking the Company public in 2000. Mr. Danse also held various senior positions at Allergan where he was responsible for establishing a high-growth, profitable business operation in Japan, China and the rest of Asia, including the consummation of several successful corporate acquisitions. His early career was spent in business development roles at Coopervision, Bausch & Lomb, and Schering-Plough. Mr. Danse holds an MBA in International Management from the Thunderbird School of Global Management in Glendale, Arizona.

Mr. John Gebhart joined Acucela in May 2015 as Chief Financial Officer. He has served as Chief Financial Officer of Kubota Holdings since March 2016. Prior to joining Acucela, from 2012 to 2015, he was Chief Financial Officer at Qliance Medical Management Inc., a leader in direct primary care services, during a period of significant growth. From 2004 through 2012, he operated an independent consultancy business providing project management and interim executive services expertise to health services and technology companies including Remote Medical International, Ventripoint, PhysioSonics, Carena, Clarity Health, Nexcura, and

DS-IQ. Mr. Gebhart has worked in emerging health and technology companies for more than 30 years in the roles of CFO, COO, and CEO. He began his career as a CPA with Ernst & Young and received his MBA from Pepperdine University in Malibu, California.

Dr. Lukas Scheibler joined Acucela in August 2015 after a thirteen-year career in research and development, business development, and clinical trial management at Novartis. Since 2008, Dr. Scheibler worked at Alcon, an eye care company and division of Novartis. He most recently served as Vice President of Alcon’s Ideation and Technology Evaluation Center, in charge of identifying novel technologies that address unmet needs in ophthalmology. Prior to this, he served as Alcon’s Vice President and Global Head of Clinical Trial Management. Prior to this, he served as Vice President and Global Head of R&D Alliances at Alcon from 2008 to 2011 where he played an important role in several major acquisitions and deals, including the purchase of LenSx Lasers and ESBATech, and exclusive access to the company’s ophthalmology compound library through a research agreement deal with AstraZeneca. Dr. Scheibler received a Master’s degree in chemistry from the University of Basel and a Ph.D. in chemistry from the University of Lausanne, both in Switzerland. He received his Postdoctoral Training from Harvard Medical School.

Directors

The names of our directors and their ages as of February 28, 2017 are shown below.

Name	Age
Dr. Ryo Kubota, M.D., Ph.D. (1)	50
Shintaro Asako * (2) (5)	42
Shiro Mita * (4) (6)	65
Eisaku Nakamura * (5) (6)	55
Robert Takeuchi * (3) (4)	60

*	Non-employee director
(1)	Chairman of the Nominating Committee
(2)	Chairman of the Audit Committee
(3)	Chairman of the Compensation Committee
(4)	Member of Audit Committee
(5)	Member of Compensation Committee
(6)	Member of Nominating Committee

The following provides certain background information about each of our directors other than Dr. Kubota whose information appears under “Executive Officers” above.

Shintaro Asako was elected to the board of directors of Acucela in June 2015 and has served as a director of Kubota Holdings since March 2016. He has been serving as the Chief Executive Officer and Chief Financial Officer of DeNA Corp. since 2017. Prior to his roles as both Chief Executive Officer and Chief Financial Officer of DeNA Corp., he served as Chief Financial Officer there from 2012 to 2013. Prior to his time at DeNA Corp., Mr. Asako served as the Chief Financial Officer at MediciNova, Inc. during the years 2006 through 2011. Mr. Asako held various positions at KPMG LLP and Arthur Anderson LLP, providing a variety of audit, tax, and business consulting services to multinational clients. Mr. Asako is a graduate of the Leventhal School of Accounting and is a certified public accountant from the state of California. Mr. Asako serves as a member of our Board based on his strong executive management experience and brings to our company a background in regulations for publicly listed companies both in the United States and Japan. Mr. Asako is an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

Dr. Shiro Mita was elected to the board of directors of Acucela in May 2015 and has served as a director of Kubota Holdings since March 2016. He has been the President and Chief Executive Officer of M’s Science Corporation since November 2000. Prior to his role at M’s Science Corporation, Dr. Mita was the Executive

Director of Drug Discovery at Santen Pharmaceuticals Co., Ltd during the years from 1995 through to 2000 where he concurrently sat on the board of directors. Dr. Mita has a Ph.D. in Pharmaceutical Science from Tokyo University and has also served as a Research Associate at Keio University’s School of Medicine. Dr. Mita obtained a Post-Doctoral Fellowship in cancer biology from the University of Washington. Dr. Mita brings to our Board extensive experience in both the biotechnology and pharmaceutical fields as well as experience as a researcher and an executive officer.

Eisaku Nakamura was elected to the board of directors of Acucela in May 2015 and has served as a director of Kubota Holdings since March 2016. He has been the Corporate Auditor of Koinobori Associates Inc. since January 2017. He served as Director and General Manager of Bio Sight Capital Co., Ltd from 2006 to 2010 and as Chief Executive Officer and President of Berevno Corporation from 2001 to 2006. Mr. Nakamura has also served as an outside director on the boards of CanBas Corporation (2002 to 2009), Activus Pharma Co. Ltd. (2010 to 2013) and Koinobori Associates Inc. (2013 to 2017). Mr. Nakamura brings relevant investment management and capital markets experience to our Board which we believe is important as our company continues to grow

Robert Takeuchi was elected to the board of directors of Acucela in May 2015 and has served as a director of Kubota Holdings since March 2016. He has been the President of RT Consulting, Inc. since 2004. Mr. Takeuchi served as the President of SOFTBANK Finance, America Corporation from 1998 through 2004, Treasurer and Secretary of SOFTBANK Finance, America Corporation from 1996 through 1998 and a Director of International Equity Sales at Credit Suisse First Boston from 1988 through 1996. Mr. Takeuchi was an outside director of SBI Investment Co., Ltd. from 2004 through 2013 and of Quark Pharmaceuticals, Inc. from 2010 through 2013. Mr. Takeuchi holds a B.A. in Economics from the University of California and brings significant capital markets, private equity and investment advisory experience to our Board.

Our executive officers are appointed by, and serve at the discretion of our Board of Directors. There are no familial relationships among our directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements were timely met in 2016, except as to one Form 4 by SBI Holdings Inc., SBI Capital Management Co., Ltd. and SBI Investment Co., Ltd. reporting sixteen transactions, which was filed late.

Communications

Shareholders may communicate with the Company by sending written correspondence to: Yebisu Garden Place Tower 18F. 4-20-3 Ebisu, Shibuya-ku, Tokyo 150-6018 Japan. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Chief Financial Officer to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, résumé and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any independent director upon request. The Chief Financial Officer may forward certain communications elsewhere in the company for review and possible response.

Compensation Committee

Our compensation committee has the sole authority to determine all aspects of executive compensation, although its current practice is to review and recommend to the Board compensation packages for executive officers and to make recommendations to the Board regarding the compensation of non-employee directors. In addition, our current policy requires that equity compensation awards to executive officers must be approved by the Board following recommendation of the compensation committee. Additionally, our compensation committee also reviews compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs. Our compensation committee may not delegate any of its powers and authority with respect to executive compensation.

The compensation committee has the authority to retain outside counsel or other advisors. The compensation committee of Acucela retained an independent compensation consultant, Radford, an Aon Hewitt Company, to provide advice and ongoing recommendations on executive and non-employee director compensation matters for 2016. Following the Redomicile Transaction, Radford was retained by the compensation committee of Kubota Holdings. Fees paid to Radford by Acucela were less than $120,000 for 2016. Radford representatives meet with our compensation committee from time to time at regular and special meetings to identify companies similar to Acucela and Kubota Holdings in terms of industry, number of employees, location and market capitalization (the “Peer Group”). Once the Board has determined the appropriate companies to include in the Peer Group, Radford provides compensation levels for various executive and director positions. Benchmarking compensation against the Peer Group allows the compensation committee to determine appropriate levels of compensation to stay competitive in the search for and retention of executives and non-employee directors. Radford provides these services to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee’s approval. The decision to retain Radford was not made or recommended by management.

Nominating Committee

To date, the Company’s Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. and Japanese legal, regulatory and TSE listing requirements, and corporate governance guidelines. In addition, neither the Board of Directors nor the nominating committee has a formal policy with regard to the consideration of diversity in identifying nominees. The Board of Director’s policy is to encourage selection of directors who will contribute to our overall corporate goals. The nominating committee may from time to time review and recommend to the Board the desired qualifications, expertise and characteristics of directors, including such factors as business experience and personal skills in technology, finance, marketing, international business, understanding of Japanese financial markets, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board, the nominating committee considers these factors in the light of the specific needs of the Board at that time.

The nominating committee has two principal methods for identifying potential director candidates (other than those proposed by shareholders, as discussed below). First, the nominating committee will solicit ideas for possible candidates from a number of sources, including other members of the Board, executive officers, individuals personally known to Board members, and research. The nominating committee did not retain a search firm during fiscal year 2016.

The nominating committee will also consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above.

We have adopted a Code of Business Conduct and Ethics that applies to all of our and our subsidiaries’ board members, officers and employees. Our Code of Business Conduct and Ethics is available without charge upon request to Investor Relations, Kubota Pharmaceutical Holdings Co., Ltd., Yebisu Garden Place Tower 18F, 4-20-3 Ebisu, Shibuya-ku, Tokyo 150-6018, Japan. A current copy is also posted on the investor section of our website at http://www.kubotaholdings.co.jp/en/ir/index.html. Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

Copies of the Regulations of the Nominating Committee, Compensation Committee, and Audit Committee are also available on the corporate governance page in the investor section of our website at http://www.kubotaholdings.co.jp/en/ir/corp-gov/index.html.

Executive Compensation

Summary Compensation

The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during 2016 and 2015. Our named executive officers for 2016 include our current principal executive officer, our three most highly compensated executive officers (other than our principal executive officer) serving as such at December 31, 2016, and two former executive officers. We refer to these six executive officers as our named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary		Bonus		Option Awards (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total (4)
Dr. Ryo Kubota, M.D., Ph.D.	2016	$530,491		$—		$4,016,744	$—	$159,147	$122,532	(5)	$4,828,914
Chairman, President and CEO, Director	2015	515,040		—		—	—	277,360	100,675	(6)	893,075
John Gebhart	2016	338,357		—		—	—	82,897	22,274	(7)	443,528
Chief Financial Officer	2015	211,333	(8)	50,000	(9)	—	2,023,023	66,752	5,283	(10)	2,356,391
Dr. Lukas Scheibler	2016	340,610		—		1,078,787	—	83,452	24,576	(11)	1,527,425
Executive Vice President of Research and Development	2015	116,250	(12)	50,000	(13)	—	735,120	38,406	7,965	(14)	947,741
Edward Danse	2016	331,518		—		—	—	150,841	26,624	(15)	508,983
Chief Business Officer	2015	216,667	(16)	50,000	(17)	744,184	667,601	127,097	12,426	(18)	1,817,975
Roger Girard	2016	179,614	(19)	—		—	—	—	466,153	(19)	645,767
Former Chief Strategy Officer	2015	113,333	(20)	25,000	(21)	—	2,040,541	45,085	279,781	(22)	2,503,740
George Lasezkay	2016	158,459	(23)	—		—	—	—	546,383	(23)	704,842
Former Executive Vice President, General Counsel	2015	98,546	(24)	35,000	(25)	—	668,640	27,414	7,910	(26)	837,510

(1)	The amounts in this column represents the aggregate grant date fair value of the stock option awards, computed in accordance with FASB ASC Topic 718. See “Note 7: Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of all assumptions made in determining the grant date fair values.
(2)	Stock awards granted to our named executive officers in 2015 consisted of Acucela US RSUs and restricted stock awards. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our named executive officers in 2015 as determined in accordance with ASC 718. See “Note 7: Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of all assumptions made in determining the grant date fair values. All RSUs and restricted stock awards granted to Mr. Gebhart, Dr. Scheibler, and Mr. Danse are subject to a four-year vesting, with 25% vesting on the one year anniversary of the grant date and the remaining 75% on a monthly pro-rata basis over the ensuing three years.
(3)	The amounts in this column represent total performance-based bonuses earned for services rendered in fiscal years 2016 and 2015.
(4)	The amounts in this column represent the sum of the compensation amounts reflected in the other columns of this table.
(5)	Represents perquisites and personal benefits received by Dr. Kubota during 2016 associated with our rental of a corporate apartment in Tokyo, Japan of $95,516, payment of insurance premiums of $16,786, 401(k) retirement plan employer match of $7,950, and commuting and parking costs of $2,280.
(6)	Represents perquisites and personal benefits received by Dr. Kubota during 2015 associated with our rental of a corporate apartment in Tokyo, Japan of $77,246, payment of insurance premiums of $14,049, 401(k) retirement plan employer match of $9,000, and commuting and parking costs of $380.
(7)	Represents perquisites and personal benefits received by Mr. Gebhart during 2016 associated with payment of insurance premiums of $9,655, 401(k) retirement plan employer match of $7,950, and commuting and parking costs of $4,669.

(8)	Mr. Gebhart received a prorated salary of $211,333 as he joined Acucela Inc. as their Chief Financial Officer in May 2015.
(9)	Represents a signing bonus awarded to Mr. Gebhart at his date of hire.
(10)	Represents perquisites and personal benefits received by Mr. Gebhart during 2015 associated with payment of insurance premiums of $3,727 and commuting and parking costs of $1,556.
(11)	Represents perquisites and personal benefits received by Dr. Scheibler during 2016 associated with payment of insurance premiums of $16,626 and 401(k) retirement plan employer match of $7,950.
(12)	Dr. Scheibler received a prorated salary of $116,250 as he joined Acucela Inc. as their Executive Vice President of Research and Development in August 2015.
(13)	Represents a signing bonus awarded to Dr. Scheibler at his date of hire in accordance with the terms of his employment agreement.
(14)	Represents perquisites and personal benefits received by Dr. Scheibler during 2015 associated with payment of insurance premiums of $4,865 and 401(k) retirement plan employer match of $3,100.
(15)	Represents perquisites and personal benefits received by Mr. Danse during 2016 associated with payment of insurance premiums of $14,005, 401(k) retirement plan employer match of $7,950, and commuting and parking costs of $4,669.
(16)	Mr. Danse received a prorated salary of $216,667 as he joined Acucela Inc. as their Chief Business Officer in May 2015.
(17)	Represents a signing bonus awarded to Mr. Danse at his date of hire in accordance with the terms of his employment agreement.
(18)	Represents perquisites and personal benefits received by Mr. Danse during 2015 associated with payment of insurance premiums of $8,312, 401(k) retirement plan employer match of $4,063, and commuting and parking costs of $1,556.
(19)	Mr. Girard terminated employment with Acucela Inc. in 2016. We paid Mr. Girard $398,459 in severance and $36,189 for his paid time off obligation. Other compensation excluding severance and paid time off obligation represents board fees of $21,530 and personal benefits received by Mr. Girard during 2016 associated with payment of insurance premiums of $8,645 and commuting and parking costs of $1,330.
(20)	Mr. Girard received a prorated salary of $113,333 as he joined Acucela Inc. as their Chief Strategy Officer in September 2015. Effective January 1, 2016, Mr. Girard’s current base salary is $343,381.
(21)	Represents a signing bonus awarded to Mr. Girard at his date of hire in accordance with the terms of his employment agreement.
(22)	Prior to becoming the Chief Strategy Officer, Mr. Girard was a consultant for Acucela Inc. from May through August 2015 and received $267,664 in non-employee compensation. Remaining amounts represents $8,333 of earned fees for $25,000 bonus payable on September 1, 2016 for services as chair of the Board of Advisors, perquisites and personal benefits received by Mr. Girard during 2015 associated with payment of insurance premiums of $3,404, and commuting and parking costs of $380.
(23)	Dr. Lasezkay terminated employment with Acucela Inc. in 2016. We paid Dr. Lasezkay $322,229 in severance and $17,125 for his paid time off obligation. Dr. Lasezkay was a consultant for Acucela Inc. after his termination in 2016 and received $190,979 in non-employee compensation under a consulting agreement entered into with the Company which included $183,333 for services under the consulting agreement and $7,646 for reimbursement of rental expenses. Other compensation excluding severance, paid time off obligation, and his consulting fees represents personal benefits received by Dr. Lasezkay during 2016 associated with payment of insurance premiums of $10,474 and 401(k) retirement plan employer match of $5,576.
(24)	Dr. Lasezkay received a prorated salary of $98,456 as he joined Acucela Inc. as their Executive Vice President, General Counsel in August 2015.
(25)	Represents a signing bonus equal to $25,000 and a relocation bonus equal to $10,000 awarded to Dr. Lasezkay at his date of hire in accordance with the terms of his employment agreement.
(26)	Represents perquisites and personal benefits received during 2015 associated with payment of insurance premiums of $4,805 and 401(k) retirement plan employer match of $3,105.

Non-Equity Incentive Plan Compensation

Our named executive officers were eligible to receive bonuses based on the achievement of our annual company performance objectives and, in the case of Mr. Gebhart, Dr. Scheibler, and Mr. Danse, their individual performance objectives for the year. Maximum award opportunities for our Kubota Holdings Incentive Program were established by our Compensation Committee based on recommendations from management. Actual bonus payment is determined by multiplying the percentage of corporate goals and objectives achieved, or the Corporate Attainment Factor, by the corporate goals and objectives weighting plus the product of the percentage of the individual goals and objectives achieved, or the Individual Factor, multiplied by the individual goals and objectives weighting. The sum of this figure is then multiplied by the maximum award opportunity.

For 2016, the named executive officers’ maximum bonus opportunities (as a percentage of aggregate base salary earned in 2016) were as follows: Dr. Kubota – 60%, Mr. Gebhart – 35%, Dr. Scheibler – 35%, and Mr. Danse – 65%.

For 2016, our Board and Compensation Committee determined that the Corporate Attainment Factor was 50% for Dr. Kubota and 70% for Mr. Gebhart, Mr. Danse, and Dr. Scheibler, based on the achievement of certain pre-established corporate goals and objectives, each of which contributed a specified portion, ranging from 10 to 50 percentage points, of the overall Corporate Attainment Factor. These corporate goals and objectives are based on clinical study milestones achieved for the Emixustat program, business development milestones, and strategic collaboration milestones.

Individual Factors were established for the named executive officers for 2016. In lieu of applying an Individual Factor, the actual non-equity incentive payments were determined by multiplying the Corporate Attainment Factor by the maximum award opportunity for each applicable named executive officer. For 2016, the annual payments earned by our named executive officers under our Kubota Holdings Incentive Program were the following:

Named Executive Officer	Actual Award Amount
Dr. Ryo Kubota M.D., Ph.D.	$159,147
John Gebhart	82,897
Dr. Lukas Scheibler	83,452
Edward Danse	150,841

For 2017, the named executive officers’ maximum bonus opportunities (as a percentage of aggregate base salary to be earned in 2017) are as follows: Dr. Kubota – 60%, Mr. Gebhart – 35%, Dr. Scheibler – 35%, and Mr. Danse – 65%. Dr. Kubota’s bonus is to be based 100% on corporate goals, while each of Mr. Gebhart’s, Dr. Scheibler’s and Mr. Danse’s bonus is to be based 70% on corporate goals and 30% on individual goals.

The following table provides information regarding equity awards held by our named executive officers as of December 31, 2016.

Outstanding Equity Awards at December 31, 2016

	Option Awards					Restricted Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)
Dr. Ryo Kubota M.D., Ph.D. (3)	390,000	357,462	$9.22		1/21/26	—	$—
	—	32,538	10.14		1/21/21	—	—
John Gebhart	—	216,710	0.01	(4)	5/1/2025	—	—
Dr. Lukas Scheibler	15,000	105,000	15.41		7/12/2016	—	—
	—	85,231	0.01	(4)	8/17/2025	—	—
Edward Danse	20,027	145,195	5.48		5/1/2025	71,515	640,774
Roger Girard	—	—	—		—	—	—
George Lasezkay	—	—	—		—	—	—

(1)	Represents Acucela US restricted stock awards granted to Mr. Danse in 2015. His Acucela US restricted stock awards are subject to a four-year vesting, with 25% vesting on the first anniversary of the grant date and the remaining 75% on a monthly pro-rata basis over the ensuing three years.

(2)	Based on the market value of our common stock on December 31, 2016 of $8.96 per share, which is equal to the closing price per share of our common stock on the Mother’s market of the Tokyo Stock Exchange, or TSE, as of December 30, 2016 (the last trading day in 2016) of ¥1,044 converted into U.S. dollars at an exchange rate of US$1.00 = ¥116.49.
(3)	In January 2016, Dr. Kubota was granted 780,000 Acucela US stock options of which 747,462 stock options had an exercise price of $9.22 and 32,538 stock options had an exercise price of $10.14. Of the total options granted, 50% are scheduled to vest incrementally over a three year period from the January 21, 2016 option grant date, with approximately one-third vesting on January 21, 2017, while the remaining two-thirds vest on a monthly pro-rata basis from January 21, 2017 through January 21, 2019. The remaining 50% of the total options granted have vested based on the closing market price of Acucela US common stock on the TSE.
(4)	The Redomicile Transaction resulted in a share conversion between Kubota Holdings and Acucela US pursuant to which each issued and outstanding Acucela US RSU was cancelled and converted into a Kubota Holdings’ stock appreciation right, or option, with a 1 Japanese yen exercise price upon vest. On the Mothers market of the TSE, these are known as series 20 shares.

Executive Employment Arrangements

Dr. Ryo Kubota, M.D., Ph.D.

Our employment agreement, as amended, with Dr. Kubota, our Chairman, President, CEO, and principal executive officer, currently provides for an annual base salary of $544,284. In addition, Dr. Kubota is eligible to receive an annual bonus equal to 60% of his annual base salary based on the achievement of mutually agreed-upon objectives and an amount equal to two times the target bonus based on extraordinary achievement as determined by the Board.

In connection with his employment, Dr. Kubota will be eligible to stock appreciation rights, or options. Going forward, options shall be granted pursuant to the Kubota Pharmaceutical Holdings Co., Ltd. 2016-2026 Year Stock Option Plan, or the Kubota Holdings Stock Plan, and shall be subject to all the terms and conditions of the Kubota Holdings Stock Plan. In the event that Dr. Kubota’s employment is terminated by the Company for a reason other than for “Cause” as defined below, any outstanding unvested option grant shall receive an additional 18 months of vesting.

Dr. Kubota’s employment is at will and may be terminated at any time, with or without cause. His employment agreement provides that if Dr. Kubota’s employment is terminated for other than “Cause” or “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, a lump sum cash amount equal to 300% of his annual base salary; up to 18 months of the premiums for Dr. Kubota and his family to obtain health benefit coverage provided under our then-available COBRA program, if any, and an additional 18 months of vesting for any outstanding options. In the event of a “Change of Control” (as defined in his employment agreement), half of Dr. Kubota’s outstanding unvested options will vest immediately and if Dr. Kubota’s employment is terminated without Cause or for Good Reason within 18 months following a Change of Control, all of his outstanding unvested options will vest immediately. In addition, if Dr. Kubota for any reason during the 30-day period following the six-month period after a Change of Control voluntarily resigns, his termination will be deemed to be for Good Reason and he will be eligible to receive the post-termination benefits outlined above. We are also obligated to pay Dr. Kubota any excise taxes imposed in connection with any payments and benefits we make to him under the agreement in connection with a Change in Control that are subject to an excise tax under Section 4999 of the Internal Revenue Code. Dr. Kubota is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with us.

Mr. John Gebhart

Our employment agreement, as amended, with Mr. Gebhart, our Chief Financial Officer, currently provides for an annual base salary of $347,154. Mr. Gebhart may receive a performance bonus relating to each year of employment as determined by the Board or its compensation committee. The maximum amount of such performance bonus will be 35% of Mr. Gebhart’s then current base salary. The Company granted Mr. Gebhart Acucela US restricted stock units, or RSU, which had a value equal to 1% of outstanding common stock on the effective date of the employment agreement, on a fully diluted basis. The RSUs are subject to a four year vesting period, with twenty-five percent (25%) of Mr. Gebhart’s RSUs vesting one-year after the effective date of the employment agreement, and the remainder vesting thereafter on a monthly pro rata basis.

Mr. Gebhart’s employment agreement is on a one year term. It is scheduled to terminate every year on December 31, provided that the agreement will automatically renew for successive one-year periods unless either the Company or Mr. Gebhart provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term. Mr. Gebhart’s employment is at will and may be terminated at any time, with or without cause. If Mr. Gebhart’s employment is terminated for other than “Cause” or for “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, (i) continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of nine months from the date of such termination, and (ii) up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Mr. Gebhart’s termination date, an incentive bonus equal to 35% of nine months of Mr. Gebhart’s annual base salary as in effect on his termination date. Upon a Change in Control (as defined in the employment agreement) or if Mr. Gebhart’s employment is terminated for other than Cause or for Good Reason the number of unvested restricted stock units subject to vesting through the nine month period following Mr. Gebhart’s termination date shall become vested as of such termination date while all remaining unvested restricted stock units shall be forfeited. In the event of a Change in Control if Mr. Gebhart’s employment with the Company’s successor is terminated within 12 months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) Mr. Gebhart with Good Reason, then 100% of all remaining unvested restricted stock units shall become immediately vested as of the termination date. Any non-renewal of the employment agreement by the will constitute a termination of Mr. Gebhart’s employment by Company without Cause. The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code and may also subject Mr. Gebhart to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Gebhart.

Mr. Gebhart is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with the Company.

Dr. Lukas Scheibler

Our employment agreement, as amended, with Dr. Scheibler our Executive Vice President of Research and Development, currently provides for an annual base salary of $365,460. Dr. Scheibler may receive a performance bonus relating to each year of employment as determined by the Board or its compensation committee. The maximum amount of such performance bonus will be 35% of Dr. Scheibler’s then current base salary. The Company granted Dr. Scheibler Acucela US RSUs, which had a value equal to 0.35% of outstanding common stock on July 2, 2015, on a fully diluted basis. The RSUs are subject to a four year vesting period, with twenty-five percent (25%) of Dr. Scheibler’s RSUs vesting one-year after the effective date of the employment agreement, and the remainder vesting thereafter on a monthly pro rata basis.

Dr. Scheibler’s employment agreement is on a one year term. It is scheduled to terminate every year on August 16, provided that the agreement will automatically renew for successive one-year periods unless either the Company or Dr. Scheibler provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term. Dr. Scheibler’s employment is at will and may be terminated at any time, with or without cause. If Dr. Scheibler’s employment is terminated for other than

“Cause” or for “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, (i) continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of twelve months from the date of such termination in conjunction with enforcing the non-competition provision in the Intellectual Property Agreement between the Company and Dr. Scheibler, and (ii) up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Dr. Scheibler’s termination date. Upon a Change in Control (as defined in the employment agreement) or if Dr. Scheibler’s employment is terminated for other than Cause or for Good Reason the number of unvested restricted stock units subject to vesting through the nine month period following Dr. Scheibler’s termination date shall become vested as of such termination date while all remaining unvested restricted stock units shall be forfeited. In the event of a Change in Control if Dr. Scheibler’s employment with the Company’s successor is terminated within 12 months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) Dr. Scheibler with Good Reason, then 100% of all remaining unvested restricted stock units shall become immediately vested as of the termination date. Any non-renewal of the employment agreement by the will constitute a termination of Dr. Scheibler’s employment by Company without Cause. The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code and may also subject Dr. Scheibler to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Scheibler.

Dr. Scheibler is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with the Company.

Mr. Edward Danse

Our employment agreement, as amended, with Mr. Danse our Chief Business Officer, currently provides for an annual base salary of $340,137. Mr. Danse may receive a performance bonus relating to each year of employment as determined by the Board or its compensation committee. The maximum amount of such performance bonus will be 65% of Mr. Danse’s then current base salary. The Company granted Mr. Danse Acucela US restricted stock grants and Acucela US stock options as set forth in a separate agreement pursuant to the 2014 Equity Incentive Plan, as amended. The number of shares subject to the option and restricted stock granted to Mr. Danse was equal to one percent (1%) of outstanding common stock on the effective date of the employment agreement, on a fully diluted basis. The options are subject to a four year vesting period, with twenty-five percent (25%) of Mr. Danse’s options vesting one-year after the effective date of the employment agreement, and the remainder vesting thereafter on a monthly pro rata basis. The restricted stock are subject to repurchase by the Company over a four (4) year period, with 100% of the restricted stock subject to repurchase during the first year from the Effective Date and 75% of the restricted stock subject to repurchase thereafter on a decreasing percentage on a monthly pro rata basis.

Mr. Danse’s employment agreement is on a one year term. It is scheduled to terminate every year on December 31, provided that the agreement will automatically renew for successive one-year periods unless either the Company or Mr. Danse provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term. Mr. Danse’s employment is at will and may be terminated at any time, with or without cause. Mr. Danse’s employment is at will and may be terminated at any time, with or without cause. If Mr. Danse’s employment is terminated for other than “Cause” or for “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, (i) continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of nine months from the date of such termination, and (ii) up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Mr. Danse’s termination date, an incentive bonus equal to 65% of nine months of Mr. Danse’s annual base salary as in effect on his termination date. Upon a Change in Control (as defined in the employment agreement) or if Mr. Danse’s employment is terminated for other than Cause or for Good Reason the number of unvested restricted stock units subject to vesting through the nine month period following Mr. Danse’s termination date shall become vested as of such termination date while all remaining unvested restricted stock units shall be forfeited. In the event of a Change in Control if Mr. Danse’s employment with the Company’s successor is terminated within 12 months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) Mr. Danse with Good Reason, then 100% of all remaining unvested restricted stock units shall become immediately vested as of the termination date. Any non-renewal of the employment agreement by the will constitute a termination of Mr. Danse’s employment by Company without Cause. The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code and may also subject Mr. Danse to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Danse.

Mr. Danse is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with the Company.

Mr. Roger Girard

Our employment agreement, as amended, with Mr. Girard, our former Chief Strategy Officer, provided for an annual base salary of $343,381. Mr. Girard may receive a performance bonus relating to each year of employment as determined by the Board or its compensation committee. The maximum amount of such performance bonus shall be 50% of Mr. Girard’s then current base salary. The Company granted Mr. Girard Acucela US RSUs which had a value equal to 1% of outstanding common stock on July 2, 2015, on a fully diluted basis. The RSUs will be subject to a four year vesting period, with twenty-five percent (25%) of Mr. Girard’s RSUs vesting one-year after the effective date of the employment agreement, and the remainder vesting thereafter on a monthly pro rata basis.

Mr. Girard’s employment agreement was on a one year term. It was scheduled to terminate every year on August 30, provided that the agreement will automatically renew for successive one-year periods unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term. Mr. Girard’s employment is at will and may be terminated at any time, with or without cause. Mr. Girard’s employment is at will and may be terminated at any time, with or without cause. If Mr. Girard’s employment is terminated for other than “Cause” or for “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, (i) continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of nine months from the date of such termination, and (ii) up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Mr. Girard’s termination date, an incentive bonus equal to 50% of nine months of Mr. Girard’s annual base salary as in effect on his termination date. Upon a Change in Control (as defined in the employment agreement) or if Mr. Girard’s employment is terminated for other than Cause or for Good Reason the number of unvested restricted stock units subject to vesting through the nine month period following Mr. Girard’s termination date shall become vested as of such termination date while all remaining unvested restricted stock units shall be forfeited. In the event of a Change in Control if Mr. Girard’s employment with the Company’s successor is terminated within 12 months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) Mr. Girard with Good Reason, then 100% of all remaining unvested restricted stock units shall become immediately vested as of the termination date. Any non-renewal of the employment agreement by the will constitute a termination of Mr. Girard’s employment by Company without Cause. The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code and may also subject Mr. Girard to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Girard.

Mr. Girard is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with the Company.

On July 10, 2016, Mr. Girard’s employment with the Company terminated. The Company and Mr. Girard entered into a separation agreement dated July 11, 2016. Pursuant to this agreement Mr. Girard received (i) a severance payment equal to $257,535.75, at the rate of $28,615.08 per month, less applicable withholding, for nine (9) months; (ii) an incentive bonus lump sum payment equal to 50% of nine (9) months of Mr. Girard’s base salary on the date of termination of employment for a total of $128,767.88; (iii) accelerated vesting of 144,588 restricted stock units, and (iv) reimbursement of COBRA premiums for a period of 9 months or until Mr. Girard is no longer eligible to receive continuation coverage pursuant to COBRA, whichever occurs first, provided Mr. Girard timely elects and pays for continuation coverage pursuant to COBRA.

Dr. George Lasezkay

Our employment agreement, as amended, with Dr. Lasezkay, our former Executive Vice President, General Counsel provided for an annual base salary of $300,000. Dr. Lasezkay may receive a performance bonus relating to each year of employment as determined by the Board or its compensation committee. The maximum amount of such performance bonus shall be 35% of Dr. Lasezkay’s then current base salary. The Company granted Dr. Lasezkay Acucela US RSUs, which had a value equal to 0.35% of outstanding common stock on July 2, 2015, on a fully diluted basis. The RSUs are subject to a four year vesting period, with twenty-five percent (25%) of Dr. Lasezkay’s RSUs vesting one-year after the effective date of the employment agreement, and the remainder vesting thereafter on a monthly pro rata basis.

Dr. Lasezkay’s employment agreement was on a one year term. It was scheduled to terminate every year on August 23, provided that the agreement will automatically renew for successive one-year periods unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term. Dr. Lasezkay’s employment is at will and may be terminated at any time, with or without cause. Dr. Lasezkay’s employment is at will and may be terminated at any time, with or without cause. If Dr. Lasezkay’s employment is terminated for other than “Cause” or for “Good Reason” (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, (i) continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of nine months from the date of such termination, and (ii) up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Dr. Lasezkay’s termination date, an incentive bonus equal to 35% of nine months of Dr. Lasezkay’s annual base salary as in effect on his termination date. Upon a Change in Control (as defined in the employment agreement) or if Dr. Lasezkay’s employment is terminated for other than Cause or for Good Reason the number of unvested restricted stock units subject to vesting through the nine month period following Dr. Lasezkay’s termination date shall become vested as of such termination date while all remaining unvested restricted stock units shall be forfeited. In the event of a Change in Control if Dr. Lasezkay’s employment with the Company’s successor is terminated within 12 months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) Dr. Lasezkay with Good Reason, then 100% of all remaining unvested restricted stock units shall become immediately vested as of the termination date. Any non-renewal of the employment agreement by the will constitute a termination of Dr. Lasezkay’s employment by Company without Cause. The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code and may also subject Mr. Girard to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Dr. Lasezkay.

Dr. Lasezkay is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with the Company.

On July 10, 2016, Dr. Lasezkay’s employment with the Company terminated. The Company and Dr. Lasezkay entered into a separation agreement dated July 9, 2016. Pursuant to this agreement Dr. Lasezkay received (i) a severance payment equal to $227,202.75, at the rate of $25,244.75 per month, less applicable withholding, for nine (9) months; (ii) an incentive bonus lump sum payment equal to 50% of nine (9) months of Dr. Lasezkay’s base salary on the date of termination of employment for a total of $79,520.96; (iii) accelerated vesting of 50,606 restricted stock units, and (iv) reimbursement of COBRA premiums for a period of 9 months or until Dr. Lasezkay is no longer eligible to receive continuation coverage pursuant to COBRA, whichever occurs first, provided Dr. Lasezkay timely elects and pays for continuation coverage pursuant to COBRA.

Dr. Lasezkay entered into a consulting agreement with the Company on July 11, 2016 and is currently a consultant. The consulting agreement’s initial term began July 11, 2016 and ended January 10, 2017. Under the consulting agreement, Dr. Lasezkay is providing the Company with strategic partnering advisory and other services. Dr. Lasezkay was entitled to (i) $220,000 for the initial term, and (ii) reimbursement of rental expenses not to exceed $2,000 per month. The consulting agreement was renewed for a renewal term from January 11, 2017 until April 10, 2017. Dr. Lasezkay is entitled to $60,000 for the renewal term. In addition, under the consulting agreement Dr. Lasezkay was subject to a non-solicitation agreement, whereby, for a period of 12 months after his employment is terminated he may not solicit employees, consultants or advisers of the Company.

Tax Deductibility

Section 162(m) of the internal revenue code, or “IRC”, limits to $1 million per person the amount that we may deduct for compensation paid in any one year to certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the IRC. Our stock options generally qualify as “performance-based” compensation, except for incentive stock options. Payments to certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders

Compensation of Directors

In general, we compensate our non-employee directors with a combination of cash and equity awards. The Compensation Committee is responsible for reviewing annually our director compensation practices in relation to those of our peer group companies. Any changes to be made to our director compensation practices must be recommended by the Compensation Committee for approval by the full Board. In 2015, the Board established the following non-equity compensation structure applicable to our non-employee directors:

Position	Committee	Retainer
Lead Director		$25,000
Board Member		35,000
Committee Chair	Audit	15,000
Committee Chair	Compensation	10,000
Committee Chair	Nominating/Governance	7,500
Committee Member	Audit	7,500
Committee Member	Compensation	5,000
Committee Member	Nominating/Governance	3,500

Additionally, the Board paid $25,000 to Shintaro Asako for his service on the Redomicile committee of the Board and $30,000 to Eisaku Nakamura as chair of the Redomicile committee in 2016.

Effective January 1, 2017, the Compensation Committee approved a new non-equity compensation structure for our non-employee directors in which each of our non-employee directors will be paid $50,000 per year payable quarterly.

The following table provides information regarding the compensation awarded to, earned by or paid to our non-employee directors during the fiscal year ended December 31, 2016. All compensation paid to Dr. Kubota, our only employee director in 2016, is set forth in the tables above under “Executive Compensation-Summary Compensation.”

Name	Fees Earned or Paid in Cash	Option Awards (1)		All Other Compensation	Total
Shintaro Asako	$124,324	$390,166	(2)	$—	$514,490
Shiro Mita	59,951	390,166	(2)	—	450,117
Eisaku Nakamura	86,203	390,166	(2)	—	476,369
Robert Takeuchi	56,174	390,166	(2)	—	446,340

(1)	The amounts in this column represent the aggregate grant date fair values for stock option awards, computed in accordance with FASB ASC Topic 718 for awards granted during the year ended December 31, 2016.
(2)	On January 21, 2016, we granted each non-employee director on the Board Acucela US options to purchase up to 30,000 shares of our common stock at an exercise price of $9.22 per share. The option awards vest in equal monthly installments over four years from the vesting commencement date of May 1, 2015. On July 12, 2016, we granted each non-employee director on the Board Acucela US options to purchase up to 25,000 shares of our common stock at an exercise price of $15.81 per share. The option awards vest in equal monthly installments over four years from the vesting commencement date of July 12, 2016. Each non-employee director has 55,000 outstanding options as of December 31, 2016.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to all eligible compensation, subject to applicable annual Internal Revenue Code limits. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Internal Revenue Code so that contributions by employees to our 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from our 401(k) plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Robert Takeuchi and Eisaku Nakamura have served on the Compensation Committee since July 2015 (including service on the Acucela Inc. compensation committee) and Mr. Shintaro Asako has served on the Compensation Committee since February 2016 (including service on the Acucela Inc. compensation committee). No member of the Compensation Committee is a current or former employee of the Company or has had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serve or have served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board or our Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock at February 28, 2017 for:

•	each person who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and current executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is Kubota Pharmaceutical Holdings Co., Ltd., 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805.

We have determined beneficial ownership in accordance with the rules of the SEC or other information we believe to be reliable. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws where applicable.

Applicable percentage ownership is based on 37,911,040 shares of common stock outstanding as of February 28, 2017. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
5% Shareholders
SBI Holdings, Inc. (1)	14,486,625		38.2%
Otsuka Pharmaceutical Co., Ltd. (2)	3,403,163		9.0%
Officers and Directors
Ryo Kubota	10,802,061	(3)	28.1%
Shintaro Asako	19,862	(4)(5)	*
Dr. Shiro Mita	19,262	(4)(5)	*
Eisaku Nakamura	19,862	(4)(5)	*
Robert Takeuchi	19,062	(4)(5)	*
Edward Danse	114,718	(6)(7)	*
John Gebhart	39,353	(8)	*
Lukas Scheibler	34,513	(9)	*
Roger Girard	—	(10)	*
George Lasezkay	—	(11)	*
All executive officers and directors as a group (10 persons)	11,068,693	(12)	28.7%

*	Represents beneficial ownership of less than 1%.
(1)

Based solely on Schedule 13D/A filed on January 11, 2017 by SBI Holdings, Inc. and SBI Incubation Co., Ltd. and Form 4s filed on or before February 28, 2017. SBI Holdings, Inc., a corporation organized in Japan, or SBI Holdings, is the parent company of the SBI Group, a financial services group in Japan. Acucela common stock is held directly by SBI Incubation Co., Ltd. SBI Incubation Co., Ltd. is an indirect wholly-owned subsidiary of SBI Holdings. The executive officers of SBI Holdings are Kenji Hirai, Masayuki Yamada, Hideo Nakamura, Makoto Miyazaki, and Kazuhito Uchio. The directors of SBI Holdings are

Yoshitaka Kitao, Katsuya Kawashima, Takashi Nakagawa, Tomoya Asakura, Shumpei Morita, Peilung Li, Masato Takamura, Satofumi Kawata, Masaki Yoshida, Kiyoshi Nagano, Keiji Watanabe, Akihiro Tamaki, Masanao Marumono, Teruhide Sato, and Kazuhiro Nakatsuka. Each of the above individuals disclaims beneficial ownership of our shares of common stock, except to the extent of such individual’s pecuniary interest therein. The address for each of these entities is Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019, Japan.
(2)	Represents 1,888,011 shares owned by Otsuka Pharmaceutical Co., Ltd. and 1,515,152 shares owned by Otsuka Pharmaceutical Factory, Inc. The address for Otsuka Pharmaceutical Co., Ltd. is 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan. The address for Otsuka Pharmaceutical Factory, Inc. is 115 Kuguhara, Tateiwa, Muya-cho, Naruto, Tokushima 772-8601, Japan.
(3)	Includes 551,407 shares issuable upon the exercise of outstanding stock acquisition rights, or options, with an exercise price of $9.22 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 228,593 unvested options which are not subject to vesting within 60 days of the date of this report.
(4)	Includes 14,375 shares issuable upon the exercise of outstanding options with an exercise price of $9.22 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 15,625 unvested options which are not subject to vesting within 60 days of the date of this report.
(5)	Includes 4,867 shares issuable upon the exercise of outstanding options with an exercise price of $15.81 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 20,133 unvested options which are not subject to vesting within 60 days of the date of this report.
(6)	Includes 74,664 shares held, 66,583 of which are subject to our repurchase right.
(7)	Includes 40,054 shares issuable upon the exercise of outstanding options with an exercise price of $5.48 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 125,168 unvested options which are not subject to vesting within 60 days of the date of this report.
(8)	Includes 14,945 shares issuable upon the exercise of outstanding options, with an exercise price of $0.01 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 186,819 unvested options which are not subject to vesting within 60 days of the date of this report.
(9)	Includes 25,000 shares issuable upon the exercise of outstanding options with an exercise price of $15.81 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 95,000 unvested options which are not subject to vesting within 60 days of the date of this report. Also includes 5,327 shares issuable upon the exercise of outstanding options with an exercise price of $0.01 which have vested or are subject to vesting within 60 days of the date of this report. Does not include 74,577 unvested options which are not subject to vesting within 60 days of the date of this report.
(10)	Mr. Girard’s employment as Chief Strategy Officer of the Company ceased in July 2016.
(11)	Dr. Lasezkay’s employment as Executive Vice President, General Counsel of the Company ceased in July 2016.
(12)	All directors and executive officers as a group include 712,981 shares which have vested or are subject to vesting within 60 days of the date of this report.

Certain Relationships and Related Transactions and Director Independence

In addition to the compensation arrangements, including employment, termination of employment and change-in-control arrangements discussed, when required, elsewhere in this report, the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Otsuka

Collaboration with Otsuka. We were party to development agreements with Otsuka Pharmaceutical Co., Ltd., the beneficial owner of more than 5% of our capital stock. For a detailed description of these collaborations, including their termination in June 2016, see “Note 9: Collaboration and License Agreements” in the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2016.

Arrangement with Otsuka. Pursuant to the terms of the Emixustat Agreement, Otsuka began funding certain development costs in the second half of 2011 through a series of advances. Through December 31, 2016, Otsuka has funded a total of $71.2 million under this arrangement. The advances bear interest at the three month LIBOR rate on the date of funding plus three percent. We entered into a security agreement with Otsuka, pledging our interest in net profits and royalty payments and in our entire interests in ownership of the related collaboration compounds and collaboration products and the underlying intellectual property rights to secure the advances from Otsuka. The aggregate amount outstanding as of December 31, 2016 was $71.2 million, including accrued interest of $7.2 million. We have paid no interest or principal on these advances. The advances and accrued interest are exclusively payable out of:

•	50% of either our share of net profits, as described in the Emixustat Agreement, generated from collaboration product sales in North America or, if applicable, 50% of the royalty payable to us for those sales;

•	50% of the consideration, as described in the Emixustat Agreement, we receive from the sale or license of collaboration compounds and collaboration products developed under the agreement outside North America and Otsuka’s sole territory.

The percentages above will increase to 75% if we have not repaid the advances within five years of the first commercial sale of a product based on Emixustat or its backup compound in North America.

Consulting Relationship

In July, 2016, we entered into a consulting agreement with Dr. George Lasezkay, our former Executive Vice President, General Counsel, following termination of his employment with us. Pursuant to the terms of the consulting agreement, Dr. Lasezkay provides services to us relating to business and strategic partnering advisory services. In 2016, we paid Dr. Lasezkay aggregate consulting fees of $0.2 million pursuant to the consulting agreement. The consulting agreement is scheduled to terminate in April 2017, and we do not anticipate extending its term at this time.

Registration Rights Agreement

We are a party to a registration rights agreement with SBI Holdings, Inc. pursuant to which we have agreed to file and maintain a registration statement with the SEC for the resale of approximately 7,752,425 shares of our common stock beneficially owned by SBI Holdings, Inc. According to the Schedule 13D/A filed on January 11, 2017 by SBI Holdings, Inc. and SBI Incubation Co., SBI Holdings, Inc. owns 14,449,325 shares of our common stock.

Review, Approval or Ratification of Transactions with Related Parties

Our formal, written policy as adopted by the Board of Kubota Holdings in December 2016 requires that any transaction with a related party, which includes officers, directors, nominees for director, holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entity affiliated with any of the foregoing persons, or transactions in which a related party has or will have a direct or material interest (other than certain employment and compensation-related matters, reimbursement of ordinary expenses, and transactions with another company at which a related party owns less than 10% of the shares), must be reviewed and approved or ratified by our board of directors.

Future Shareholder Proposals

Under the Japanese Companies Act, any shareholder of Kubota Holdings holding at least 300 voting rights or 1% of the total number of voting rights for six months or longer may propose a matter to be properly considered at a general meeting of shareholders by submitting a request to a representative director at least eight weeks prior to the date of such meeting. If such proposal is made, the Company is required to include the proposed matter in the Company’s materials for the general meeting of shareholders.

In addition, under the Japanese Companies Act, any shareholder may submit a different proposal on the agenda item brought before the meeting by Kubota Holdings (for example, at the meeting for the election of directors, a shareholder may propose a different candidate(s) for directors).

To be considered for inclusion in next year’s materials, shareholder proposals must be submitted in writing by 8 weeks prior to the date of the Annual Meeting of Shareholders and must comply with all applicable requirements of the Japanese Companies Act and Rule 14a-8 of the U.S. Securities Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee has reviewed and discussed with management and BDO Sanyu & Co. the audited financial statements for the year ended December 31, 2016 contained in our Annual Report on Form 10-K filed March 15, 2017. The Audit Committee has also discussed with BDO Sanyu & Co. the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from BDO Sanyu & Co. required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and has discussed with BDO Sanyu & Co. its independence from Kubota Holdings.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The Audit Committee

Shintaro Asako

Shiro Mita

Robert Takeuchi

Shareholders’ Memo

Fiscal Year	December 31, 2016

Record Date for General Meeting of Shareholders	February 28, 2017

General Meeting of Shareholders	May 25, 2017

Administrator of the Shareholder Registry	Mitsubishi UFJ Trust and Banking

(Stock Transfer Agency Department)

Contact	7-10-11 Higashisuna Koto-ku, Tokyo Japan

0120-232-711

Access Map for the Meeting

Tokyo Stock Exchange (TSE Hall)

Address

2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo 103-8224, Japan

Near By Station

Kayabacho Station Exit #11 (Tozai line) 5-minute walk

Kayabacho Station Exit #7 (Hibiya line) 7–minute walk

Nihombashi Station Exit #D2 (Toei Asakusa line) 5-minute walk

Tokyo Station Yaesu Chuo Exit (JR line) 20-minute walk

Voting Right Exercise Form

Kubota Pharmaceutical Holdings Co., Ltd.	Number of voting right(s)	Agenda	For/Against		Number of share(s) held as of the Record Date	share(s)
right(s)		Agenda 1: Amendment of a	For	Against	Number of voting right(s)	right(s)
		Part of the Articles of Incorporation				One voting right is given to one unit of shares.
Agenda 2: Election of Directors
I exercise my voting right(s) for the Ordinary						(ATTENTION)
General Meeting of Shareholders for the Fiscal		Ryo Kubota	For	Against		1. Please submit the Voting Exercise Form at the reception
Year 2016 of Kubota Pharmaceutical Holdings		Shintaro Asako				if you attend the meeting in person.
Co., Ltd. to be held on May 25, 2017 as		Shiro Mita				2. If you are unable to attend the meeting, you can
indicated (with circles) in the right column.		Eisaku Nakamura				exercise your voting right(s) using either of the methods
In case where the Ordinary General Meeting of		Robert Takeuchi				listed below:
Shareholders is adjourned or postponed, my		Except for: To vote against any individual nominee(s), write the name(s) of the nominee(s) on the line above.				[Exercise of voting right(s) in writing]
indication in the right column will be unchanged.						Please complete and send by return mail the Voting Right
Exercise Form indicating For/Against for each agenda
[ ], 2017						by 5:00 PM on Wednesday, May 24, 2017.
[Exercise of voting right(s) via the Internet]
http://www.evote.jp/
(NOTICE)						- Access the dedicated website via the Internet.
In the case where there is no						- Use the login ID and password below to access the
indication of For/Against for each						website, follow the instructions and exercise your
agenda, it is treated as For.						voting right(s).
Kubota Pharmaceutical Holdings Co., Ltd.						3. Please also read carefully the reverse side of this card.

<Login ID >
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Kubota Pharmaceutical Holdings Co., Ltd. This Voting Right Exercise Form is being sent on behalf of Kubota Pharmaceutical Holdings Co., Ltd.

Postcard
FREEPOST
Shin-Tokyo Post Office Approval 2039	137-8683
857
Effective until May 24, 2017

(Recipient)

P.O. Box 29 Shin-Tokyo Post Office

Kubota Pharmaceutical Holdings Co., Ltd.

c/o Securities Business Division

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1378683857 13

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OThis voting card is not intended to solicit the proxy as defined in Article 36-2 of Order for Enforcement of the Financial Instruments and Exchange Act.